As filed with the Securities and Exchange Commission, June 20, 2008

Registration No. 333-145409

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENTUNDERTHE SECURITIES ACT OF 1933

TIMESHARE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	6163 (Primary Standard Industrial Classification Code Number)	88-0476779 (IRS Employer Identification No.)

2350 S. Jones Blvd., Ste. 101
Las Vegas, NV 89146
702-215-5830
(Address and telephone number of registrant’s principal offices)

InCorp Services, Inc.
3115 E Patrick Lane
Las Vegas, NV 89120-3481
702-866-2500
(Name, address and telephone number of agent for service)

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
(212) 930-9700
(212) 930-9725 Fax

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 (COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filed, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer o	Accelerated filer o
Non-accelerated filer o	Smaller reporting company x
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

THIS POST-EFFECTIVE AMENDMENT DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2/A FILED ON SEPTEMBER 27, 2007.

PRELIMINARY PROSPECTUS	Subject to Completion dated June 20, 2008

TIMESHARE HOLDINGS, INC.
10,383,374 SHARES OF COMMON STOCK BY SELLING SHAREHOLDERS
10,000,000 SHARES OF COMMON STOCK BY TIMESHARE HOLDINGS, INC.
$0.10 Per Share

This prospectus relates to 20,383,374 shares of common stock of Timeshare Holdings, Inc., a Nevada corporation. 10,383,374 of these shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. An additional 10,000,000 new shares of Common Stock are being offered by Timeshare Holdings, Inc. The 10,000,000 new shares are being offered for a period of 180 days from the date of this prospectus, subject to an extension of up to an additional 90-day period. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. The selling security holders may sell their shares in sales in the open market or in privately negotiated transactions. We will receive proceeds of up to $1,000,000 from the sale of the 10,000,000 shares being offered by Timeshare Holdings, Inc.

The only material change being made is the decrease of the offering price of the Company’s common stock from $0.50 per share to $0.10 per share.  The Company feels that due to timing and market concerns this price reduction will help to attract significantly more new investors. The stock has historically traded in the range of $.10 to $.25 per share. Given the trading range, it has become increasingly difficult for the Company to market and sell its Public Offering of 10,000,000 common shares at the subscription price of $.50 per share; approximately double the level of the market value. Therefore, the Company has chosen to file with the SEC a post-effective amendment lowering the price of its Public Offering shares from $.50 to $.10 per share which the Company believes more accurately reflects the activity of the stock in the public market.

There were zero (0) shares sold by the Company and, to the Company’s knowledge, by any of the selling shareholders between the time of effectiveness of the registration statement on Form SB-2 and the filing of the post-effective amendment.  On September 28, 2007 the Company and the selling shareholders commenced using the Prospectus for purposes of selling shares of the company’s common stock and on June 28, 2008 Company and the selling shareholders will cease using the Prospectus for purposes of selling shares of the Company’s common stock.

The resale of the shares or the sale of new shares is not being underwritten. The selling security holders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. Pursuant to the registration rights granted by us to the selling security holders, we are obligated to register the shares held by the selling security holders. We are paying substantially all expenses incidental to registration of the shares.

The 10,000,000 shares offered by Timeshare Holdings are on a best efforts basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to our officers and directors. Our officers and directors will not register as broker-dealers with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act. We have not entered into any underwriting agreement, arrangement or understanding for the sale of shares being offered, but may engage registered broker-dealers to offer or sell the shares in the future. In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission.

Your investment in our units involves a high degree of risk. See “Risk Factors” starting on page 6 for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Company will not use this Prospetus prior to the effective date of this post-effective amendment to the registartioin statement filed on Form SB-2/A on September 27, 2007 .

The date of this prospectus is June 20, 2008

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	6
Special Note Regarding Forward-Looking Statements	12
Use of Proceeds	14
Market for Common Equity and Related Stockholder Matters	15
Determination of Offering Price	15
Dilution	16
Management's Discussion and Analysis of Financial Condition and Results of Operations	18
Description of Business	23
Description of Property	27
Legal Proceedings	27
Directors, Executive Officers, Promoters and Control Persons	29
Executive Compensation	29
Certain Relationships and Related Transactions	31
Security Ownership of Certain Beneficial Owners and Management	33
Description of Securities	34
Selling Security Holders	34
Plan of Distribution	38
Limitation of Liability and Indemnification of Officer and Directors; Insurance	38
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	41
Legal Matters	42
Experts	42
Additional Information	42
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock. As used throughout this prospectus, the terms “Timeshare,” “Timeshare Holdings”, the “Company,” “we,” “us,” and “our” refer to Timeshare Holdings Inc.

TIMESHARE HOLDINGS, INC.

Our business focuses on the market niche in the vacation ownership financing business segment. Our business was established to provide financing for consumers wishing to purchase and/or refinance vacation ownership intervals in the secondary, or resale market or elsewhere. We intend to focus on originating short-term, high-yield consumer notes. Both fee simple and non-fee simple licensed timeshare interests collateralize the notes.

Timeshare Holdings, Inc.’s principal executive offices are located at 2350 South Jones Boulevard, Suite 101, Las Vegas, Nevada 89146 and its California office is located at 16842 Von Karman Avenue, Building. 400, Second Floor, Irvine, California 92606. Our telephone number in Nevada is (877) 220-6404 and its telephone number in California is (800) 882-4524. Our website address is www.timeshareloans.com.   Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Our Corporate History

TimeShareLoans.com, Inc. was established in July 2005 to provide financing for consumers wishing to purchase and/or refinance vacation ownership intervals in the secondary, or resale market, or elsewhere. We intend to focus on originating short-term, high-yield consumer notes. Both fee simple and non-fee simple licensed timeshare interests collateralize the notes.

On March 9, 2007 we acquired TimeShareLoans.com, Inc. by entering into an Agreement and Plan of Reorganization (the “Agreement”) with TimeShareLoans.com, Inc. Pursuant to the terms of the Agreement, the respective shareholders of TimeShareLoans.com, Inc. exchanged their outstanding shares in TimeShareLoans.com, Inc. for shares in TimeShare Holdings (the “business combination”). As a result of the business combination as set forth in the Agreement, TimeShare Holdings became the parent company of TimeShareLoans.com, Inc. and we took over all the business operations of TimeShareLoans.com, Inc. Upon the closing of the business combination, a total of 1,182,680 shares of TimeShareLoans.com, Inc. common stock were exchanged for 29,991,000 shares of common stock in TimeShare Holdings.

The company has not earned any revenues since its inception.  The Company hope that it will begin to generate revenues in the third fiscal quarter of 2008.

About this offering

This prospectus relates to a total of 20,383,374 shares of common stock of Timeshare Holdings, Inc., a Nevada corporation.

An aggregate of up to 10,383,374 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling security holders. The selling security holders acquired these shares from us in a series of private placements conducted between January 2007 and March 2007.

We are also offering a maximum of 10,000,000 new shares of common stock on a best efforts basis. There is no commitment on the part of any person to purchase and pay for any shares.

Number of shares outstanding after this offering

There are currently 30,167,000 shares of our common stock issued and outstanding. If we sell the entire 10,000,000 being offered by us, we will have 40,167,000 shares of our common stock issued and outstanding. We have no other securities issued or outstanding.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

We may receive up to $1,000,000 from the shares being offered by Timeshare Holdings. Any proceeds from the sale of these shares will be immediately available to Timeshare Holdings. We intend to use funds received in this offering for the payment of deeded loan fundings, start-up expenses, ongoing operating expenses, debt service and accumulated accounts payable as set forth in the Use of Proceeds on page 14.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our business before you buy any of our common stock. Buying our common stock is speculative and involves many risks. You should not buy our common stock unless you can afford to lose the entire amount of your investment.

Risks related to Timeshare’s financial results:

We are a recently formed development stage company that has not achieved profitable operations.  If our business plan fails, you may lose your entire investment. It is management’s belief and determination that the company is a going concern, which has been confirmed in the audit report of our independent auditors. During the 3 month period ended March 31, 2008 our net losses have been $57,280.  Since we have no record of profitable operations, there is a high possibility that you may suffer a complete loss of your investment.

Shares of stock eligible for sale by our stockholders and new shares being offered may decrease the price of our stock. We are registering the sale of up to 10,383,374 shares of common stock held by our shareholders and an additional 10,000,000 shares of our authorized common for a total of 20,383,374 shares of common stock. We currently have 30,167,000 shares issued and outstanding. This constitutes up to 75.5% of our total shares issued and outstanding today. Potentially, all 10,383,374 shares could be sold on the open market by our selling shareholders, subject to Rule 144 limitations for sales by corporate insiders. If the shareholders sell substantial amounts of our stock, then the market price of our stock could decrease.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing and which may force us to cease operations.  In their report dated April 11, 2008, our independent auditors, Chisholm, Bierwolf and Nilson, LLC, certified public accountants, have stated that our financial statement for the year ended December 31, 2007 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception.  We continue to experience net losses.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible.  If we are unable to continue as a going concern, you may lose your entire investment.

Timeshare Holdings is at an early stage of development and has a limited operating history. Timeshare Holdings subsidiary, TimeShareLoans.com., through which it primarily conducts its operations, was formed in 2005 operating as a private company formed under the laws of the state of  Nevada. As such, it has a limited operating history upon which you can base an evaluation of its business and prospects. As a start-up company in the early stage of development, there are substantial risks, uncertainties, expenses and difficulties Timeshare Holdings is subject to. You should consider an investment in Timeshare Holdings in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, Timeshare Holdings must do the following:

▪	Successfully execute its business strategy;

▪	Respond to competitive developments; and

▪	Attract, integrate, retain and motivate qualified personnel.

Timeshare Holdings may be unable to accomplish one or more of these objectives, which could cause its business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm its financial results.

We have a history of losses since our inception which may continue, and which may result in our inability to fund any of our sales and marketing and research and development activities. As a result we maybe forced to cease our operations and cause investors to lose this entire investment.

We have incurred a net loss of $57,280  for the three months ended March 31, 2008, a net loss of $5,979,396  for the year end December 31, 2006, a net loss of $402,509 for the year ended December 31,  2007 and an accumulated net loss of $6,622,132 from July 12, 2005 (inception) through March 31, 2008. As of March 31, 2008 we had working capital deficiency of $547,863. Because of these conditions, we will require working capital to develop our business operations. We have not achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future, as we fund operating and capital expenditures, in such areas as sales and marketing and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we continue to incur losses, we will not be able to fund any of our sales and marketing and research and development activities, and we may be forced to cease our operations. If we are forced to cease operations, investors will lose the entire amount of their investment.

Risks related to Our Business:

Timeshare Holdings will need to increase the size of its organization, and may experience difficulties in managing growth. Timeshare Holdings is a small company with minimal employees as of March 31, 2008. Timeshare Holdings expects to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipates that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Timeshare Holdings’ future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights. We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders. We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share, of which, as of March 31, 2008 30,167,000 shares of common stock were issued and outstanding. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

We may need additional capital that could dilute the ownership interest of investors. We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

An interruption or reduction in the whole loan market would hurt our financial performance. In order for us to continue funding our credit financing operations, we must be able to sell or hypothecate the timeshare mortgage and personal loans we make to qualified financial institutions, hedge funds and/or institutional buyers or lenders. We use the cash proceeds from these sales or lending arrangements to pay down our own lines of credit and to make new timeshare mortgage or personal loans. The value of our credit financing operations and timeshare mortgage and personal loans depend on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders to purchase or hypothecate our mortgage loans. We cannot assure that the purchasers or lenders willing to advance funds on our consumer loans and mortgages will be willing to purchase mortgage loans in the timeshare industry on satisfactory terms or that the market for such loans will continue. Adverse changes in the timeshare industry or mortgage industry may adversely affect our ability to sell or hypothecate our mortgage and personal loans for acceptable prices or advance rates within a reasonable period of time, which would hurt our earnings.

 If we are unable to sell or hypothecate a significant portion of our mortgages and personal loans, our earnings would decrease. We earn income on our mortgages and personal loans when they are sold or hypothecated to other financial institutions, as well as earning income based upon our positive interest spread, (arbitrage), the difference between our interest income and our interest expense. Market and other considerations could affect the timing of the sale or hypothecation of our mortgage and personal loans. If we are not able to sell or hypothecate all of the mortgage and personal loans that we make during the quarter in which the loans are made, we would be less likely to be profitable for that quarter.

Changes in the volume and cost of our credit financing and loans may decrease our loan production and decrease our earnings. Our earnings and financial condition could be hurt by a decrease in volume or an increase in the cost of the loans that we fund and are able to sell or hypothecate to other financial institutions. A decrease in volume or an increase in the cost of our self-funded loans could result from the competition from our own lenders and the financial institutions to which we sell or hypothecate the mortgage and personal loan notes.

We may be required to replace or repurchase mortgage or personal loans or indemnify investors if we breach representations and warranties or if the borrower defaults, which would hurt our earnings. We make representations and warranties to the lenders advancing funds against our portfolio of receivables and purchasers of our mortgage and personal loans regarding compliance with laws, regulations and programs standards and the accuracy of information. We are required to repurchase or replace mortgage and personal loans which do not conform to the representations and warranties made at the time of sale. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans. We would also be subject to a risk that the loan source will not otherwise respond to our demands. We could then become liable for damages or be required to replace or repurchase a loan if there has been a breach of these representations or warranties. In addition, we may be obligated to replace or buy back mortgage and personal loans if the borrower defaults on the first payment of principal and interest due. Such replacement or repurchase obligations could hurt our earnings and have a material adverse effect on our financial position.

The subprime loan market is currently experiencing significant disruption which may have an indirect impact on our business. Recently due to a number of market factors, including increased delinquencies on mortgage loans and the failure of certain subprime mortgage companies and hedge funds, there has been extreme uncertainty and disruption in the subprime mortgage industry as a whole. As a result, there has been an overall tightening of credit and credit underwriting policies of residential mortgage lenders which may have an indirect impact on our business.

While Timeshare Holdings, Inc. intends to uphold its credit underwriting criteria, offering its products only to those borrowers who qualify with above average FICO/credit scores, amongst other criteria, the sources of capital to fund those qualified borrowers may become more scarce and more expensive due to the lenders aversion to risk in the current economic conditions.  The Company relies on this availability of capital to achieve its business plan goals; without it, the Company may be hampered in it’s ability to fund all of the prospective borrowers interested in it’s product.  We are watching developments in our business and the subprime industry closely and we will consider all necessary or appropriate changes and strategies. There can be no assurances that if this disruption continues that we will be able to operate our business as we have historically.

We may not have adequate cash to fund our operations. Our business operations require continued access to adequate cash to offer credit financing to qualified timeshare buyers and to then sell or hypothecate the notes to financial institutions specializing in timeshare financing and other mortgages.

A period of rising interest rates, an economic slowdown or a recession could reduce the demand for mortgages or personal loans. Rising interest rates affecting the timeshare industry generally reduce the demand for consumer credit, including mortgage and personal loans. Interest rates have been generally ranging from 12.95% to 18.95% for timeshare mortgages and/or personal loans. In an economic slowdown or recession, real estate values and secondary or vacation home sales decline and the number of borrowers defaulting on their loans increases. In a period of rising interest rates or an economic slowdown, we will originate and sell or hypothecate fewer loans and could be required to replace or repurchase more of the loans we have sold or hypothecated as a result of early payment defaults by borrowers. Accordingly, a period of rising interest rates, an economic slowdown or a recession would adversely affect our business and results of operations.

An increase in interest rates could reduce the value of our loan inventory. The value of our loan inventory is based, in part, on market interest rates. Accordingly, we may experience losses on loan sales or hypothecations if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan, but before we sell or hypothecate that loan, the value of that loan may decrease. If the amount we receive from selling or hypothecating the loan is less than our cost of originating the loan, we may incur net losses, and our business and operating results could be adversely affected.

The loss of key purchasers or financial institutions willing to advance funds through hypothecation of our loans or a reduction in prices paid could adversely affect our financial condition. We sell or hypothecate substantially all of the mortgages and personal loans we originate to institutional investors or financial institutions willing to advance funds through hypothecation. If these banks or any other significant purchaser or lender of our loans cease to buy or hypothecate our loans and equivalent purchasers or lenders cannot be found on a timely basis, then our business and results of operations could be materially adversely affected. Our results of operations could also be affected if these banks or other purchasers or lenders lower the price they pay or advance to us or adversely change the material terms of their loan purchases from us.

The prices at which we sell our loans vary over time. A number of factors determine the price we receive for our loans. These factors include:

•	The number of institutions that are willing to buy our loans;
•	The amount of comparable loans available for sale;
•	The levels of prepayments of, or defaults on, loans;
•	The types and volume of loans we sell;
•	The level and volatility of interest rates; and
•	The quality of our loans.

The advance rates offered by lenders willing to hypothecate our mortgages and personal loans vary from time to time. Factors that may determine the advance rate we receive from our loans could include:

•	The credit worthiness of the borrower
•	The performance of our portfolio of loans
•	Default rates
•	Delinquency rates.

If we are unable to implement our Internet strategy successfully our growth would be limited. A substantial portion of our planned future growth depends on our ability to originate loans on the Internet. Our Internet success will depend, in part, on the development and maintenance of the Internet's infrastructure and consumer acceptance of the Internet as a distribution channel for mortgages and personal loans. Internet-based mortgage lending is relatively new, and we cannot assure you that consumers will increase their use of the Internet for obtaining mortgage and/or personal loans. Our ability to significantly increase the number of loans we originate over the Internet and to continue to originate loans profitably over the Internet remains uncertain.

 The success of our online business depends on system integrity and security. The performance of our Web site and the Web sites in which we participate is important to our reputation, our ability to attract customers and our ability to achieve market acceptance of our services. Any system failure that causes an interruption or an increase in response time of our services could result in fewer loan applications through our Web site. System failures, if prolonged, could reduce the attractiveness of our services to borrowers and clients. Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. We do not carry sufficient insurance to compensate for losses that may occur as a result of any of these events.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, such as that required on a mortgage loan application. Advances in computer capabilities, new discoveries in cryptography or other developments may result in a breach of the algorithms we use to protect customer data. If any compromise of our security occurs, it would injure our reputation, and could adversely impact the success of our business.

Our online success depends on our ability to adapt to technological changes. The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and frequent new products and enhancements. As technological advances occur, and consumer expectations increase, we may be required to make significant changes to the design and content of our Web site to compete effectively. As the number of Web pages and users increases, we will need to modify our Internet infrastructure and our Web site to accommodate increased traffic. If we cannot modify our Internet systems, we may experience:

▪	system disruptions;

▪	slower response times;

▪	impaired quality and speed of application processing; and

▪	delays in reporting accurate interest rate information.

 If we fail to effectively adapt to increased usage of the Internet or new technological developments, our business will be adversely affected.

We face unknown risks associated with the establishment of our business segments that we intend to build around the development of resale broker network and a network specifically for Homeowner Associations and Property Management companies.

These risks are difficult to quantify, however, it is our judgment that we may face:

•	Potential for Developers to create their own resale outlet with their own financing

•	Depth of the market

•	The ability to replace defaulted contracts

•	Business concentration located in areas where the Company is not licensed to do business

•
 The impact on our program that may result of factors outside of our control such as general economic conditions, changes in traveling or vacationing habits or trends amongst consumers, or the impact of Association assessments and/or special assessments.

If we fail to effectively establish new business segments such as resale broker network and Homeowner Associations and Property Management companies, our business will be adversely affected by negatively impacted revenues.

 We face intense and increasing competition that could adversely impact our market share and our revenues. We face increasing competition from Internet-based lending companies and other timeshare mortgage lenders participating on Web sites, as well as from traditional mortgage lenders, such as commercial banks, savings and loan associations and other finance and mortgage banking companies. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number of competitors, many of whom will be well-established in the vacation ownership and timeshare markets we seek to penetrate. Many of our potential competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources. We cannot assure you we will be able to effectively compete against them or any future competitors.

 Competition may lower the rates we are able to charge borrowers, thereby potentially lowering the amount of premium income on future loan sales. Increased competition also may reduce the volume of our loan originations and loan sales. We cannot assure you that we will be able to compete successfully in this evolving market.

Changes in the timeshare industry could affect our operations. We operate within the timeshare industry. Our results of operations and financial position could be negatively affected by any of the following events:

•	An oversupply of timeshare units;

•	A reduction in demand for timeshare units;

•	Changes in travel and vacation patterns;

•	Negative publicity about the timeshare industry

We may be impacted by general economic conditions. Our customers may be more vulnerable to deteriorating economic conditions than those in the luxury or upscale timeshare markets. An economic slowdown in the United States could depress consumer spending for vacation intervals. Further, during an economic slowdown we could experience increased delinquencies in the payments of notes owed to us.

We are at risk for defaults by our customers. We offer financing to the buyers of vacation intervals. We focus on originating short-term, high-yield consumer notes. We bear the risk of default on these notes. When a buyer of a Vacation Interval defaults, we may have recourse against a Vacation Interval buyer for the unpaid price, but certain states have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. Accordingly we may chose to restate the terms of the loan obligation, and/or foreclose on a loan obligation secured by a deeded vacation interval, and will always pursue a vigorous collection effort on each and every delinquent consumer to prevent an event of default.

 We must comply with numerous government regulations and we are subject to changes in law that could increase our costs and adversely affect our business. Our business is subject to the laws, rules and regulations of various federal, state and local government agencies regarding the origination, processing, underwriting, sale and servicing of mortgage loans. These laws, rules and regulations, among other things, limit the interest rates, finance charges and other fees we may charge, require us to make extensive disclosure, prohibit discrimination and impose qualification and licensing obligations on us. They also impose on us various reporting and net worth requirements. We also are subject to inspection by these government agencies. Our failure to comply with these requirements could lead to, among other things, the loss of approved status, termination of contractual rights without compensation, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions.

The timeshare and vacation ownership industry is regulated by both state and federal agencies. It is imperative that a timeshare company stay well-informed of new regulations, proposed regulations and general trends within the industry and regulation agencies. For example, in each timeshare transaction, the borrower has a statutory rescission period during which he or she may cancel the transaction. This statutory waiting period varies from state to state, and we cannot complete the loan transaction until the statutory rescission period has lapsed. Changes to a state’s rescission period, such as an increase in the waiting time required, could potentially harm our business by creating additional administrative burdens.

We face risks in regard to geographic expansion. We intend to expand our reach throughout the country by registering as a Mortgage Banker and completing the licensing requirements in States where there is a preponderance of timeshare projects and timeshare owners. We believe that this expansion will extend into new markets, and also enhance the existing markets in which we are licensed to do business. Our strategy involves focusing on geographic areas that we currently feel are under-served and tailoring our loan programs to better service existing markets.

If we lose any member of our senior management team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our growth strategy. We depend on the continued contributions of our senior management and skilled employees. We do not maintain key person life insurance policies on any of our officers. There is a risk that the loss of a significant number of key personnel could have negative effects on our results of operations. We may not be able to attract and hire highly skilled personnel to replace lost employees necessary to carry out our business plan. There is also a risk that management may not be able to adopt an organizational structure that meets its objectives, including managing costs and attracting and retaining key employees.

We also need to hire additional members of senior management to adequately manage our growing business. We may not be able to identify and attract additional qualified senior management. Competition for senior management in our industry is intense. Qualified individuals are in high demand, and we may incur significant costs to attract them. If we are unable to attract and retain qualified senior management we may not be able to implement our business strategy effectively and our revenue may decline. Our success will be substantially dependent on the performance of our executive officers and key employees. Given our early stage of development, we are dependent on our ability to retain and motivate high quality personnel. An inability to engage qualified personnel could materially adversely affect our ability to market our timeshare loan services. The loss of one or more of our key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business. See “Management.”

Risks related to Timeshare’s common stock and its market value:

Our stock trades in a limited public market, the over-the-counter bulletin board; accordingly, investors face possible volatility of share price.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the ticker symbol TMSH.OB. As of the date of this prospectus, there are approximately 30,167,000 shares of Common Stock outstanding.

There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, the economy, consumer confidence, the housing market, falling value of the US dollar in relation to other currencies, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

Our stock will likely be subject to the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that:

▪	is not listed on a national securities exchange or NASDAQ,
▪	is listed in the "pink sheets" or on the NASD OTC Bulletin Board,
▪	has a price per share of less than $5.00 and
▪	is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

•	determination of the purchaser's investment suitability,
•	delivery of certain information and disclosures to the purchaser, and
•	receipt of a specific purchase agreement before effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

•	such rules may materially limit or restrict the ability to resell our common stock, and
•	the liquidity typically associated with other publicly traded equity securities may not exist.

Because of the significant restrictions on trading penny stocks, a public market may never emerge for our securities. If this happens, you may never be able to publicly sell your shares.

We can provide no assurance that the $0.10 offering price of the shares of our common stock in this prospectus accurately reflects the value of our stock.
Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the ticker symbol TMSH.OB.  Over the past six months the stock price has fluctuated between $0.02 and $0.25. We can make no guarantee that the value of the stock that you purchase in this Prospectus accurately reflects the value of our stock.  We attempted to sell the shares of our common stock at $0.50 through a prospectus that we filed in September of 2007 and we were unsuccessful.  We are now reducing the price to a value closer to what the stock has traded at on the OTCBB over the last three months in an attempt to successfully sell the shares in this Prospectus, but we cannot guarantee that this price reduction accurately reflects the value of the shares of our common stock.

There can be no assurance that a $.10 price will be sustained in the future. Factors such as, but not limited to, the economy, consumer confidence, the housing market, falling value of the US dollar in relation to other currencies, and market conditions for penny stocks in general could have a material effect on the value of our common stock and volatility of our stock price.

 Forward-Looking Statements

 You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements about our expectations and plans, anticipated future events and conditions, estimates, and financial trends, which may affect our plan of operation, business strategy, operating results, and financial position. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds for those shares sold by selling shareholders. We may receive up to $1,000,000 for the sale of the 10,000,000 additional shares we are offering.

The net proceeds to be realized by us from this offering, after deducting $ 96,000 in estimated expenses related to this offering is up to $904,000.

The following table sets forth our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates, actual use of proceeds may vary from the estimates shown.

Description	Assuming Sale of Maximum Offering
Total Proceeds	$1,000,000
Less Estimated Offering Expenses	(96,000)
Net Proceeds Available	$904,000
Use of Net Proceeds
Note Advances (Deeded Loan Funding)	(400,000)
Start-up Expenses	(276,000)
Ongoing Operating Expenses	(153,200)
Debt Service & Accounts Payable	(64,000)

Working Capital	(10,800)
TOTAL NET PROCEEDS	$0

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

We intend to use the proceeds from this offering for the payment of deeded loan funding, start-up expenses, ongoing operating expenses, debt service and accumulated accounts payable. Working capital expenses which include accounting, legal, administrative, advertising, marketing and general office expenses will be paid from the proceeds raised in this offering.

We expect that we should be able to commence our business and continue operations for 18 months from the proceeds raised in this offering.

Prior to utilizing any of the proceeds from this offering, we may invest the proceeds in short-term, investment grade, interest-bearing securities, money market accounts, and insured certificates of deposit and/or insured banking accounts.

We do not intend to use any of the proceeds from this offering to purchase key-man insurance. We anticipate that costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol “TMSH.OB” since March 11, 2008.  The following table sets forth the high and low bid prices per share of common stock since that time.  These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2008
Quarter Ended	High	Low
March 31	$0.25	$0.15
June 30 (1)	$0.20	$0.092

(1)	High and Low prices reflected are up to May 27, 2008, at which time the Company’s common stock closed at $0.16.

Holders of the Common Stock

As of the date of this registration statement, we have 30,167,000 shares of our $0.001 par value common stock issued and outstanding. There are approximately 105 shareholders of record that hold our common stock.

Dividends

We have never declared nor paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

DILUTION AND COMPARATIVE DATA

The difference between the public offering price per share of common stock, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

As of March 31, 2008, our net tangible book value was a deficiency of, ($523,726), or approximately ($0.017) per share of common stock. After giving effect to the sale of the maximum offering of 10,000,000 shares of common stock, and the deduction of estimated expenses of this offering, our pro forma net tangible book value at March 31, 2008, would have been $476,274 or $.016 per share, representing an immediate increase in net tangible book value of $.033 per share to initial stockholders and an immediate dilution of $.084 per share to new investors.

The following table illustrates the dilution to the new investors on a per-share basis:

Public Offering Price		$.10
Net Tangible book value before this
offering	$(0.017)
Increase attributable to new investors	$.033

Pro forma net tangible book value after		$.016
this offering
Dilution to new investors		$.084

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value (deficiency) before this offering	$(523,726)
Proceeds from the offering (minimum)	1,0000,000
$476,274

Denominator:
Shares of common stock outstanding prior to this offering	30,167,000
Shares of common stock included in the units offered(minimum)	10,000,000
40,167,000

The following table sets forth with respect to the existing shareholders, a comparison of the number of shares of common stock owned by the existing shareholders, the number of common stock to be purchased from the Company by the purchasers of the Units offered hereby and the respective aggregate consideration paid to the Company and the average price per share:

Assuming Maximum Offering:
	Shares Purchase		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share

Existing shareholders(1)	30,167,000	75.1%	$6,088,406	54.9%	$.20
New investors	10,000,000	24.9	1,000,000	45.1	.10

Total	40,167,000	100.0%	$7,088,406	100%

(1)	Includes 17,576,000 shares of common stock issued to officers, directors and affiliated persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

 Plan of Operations

Our Plan of Operations for the first twelve months is to introduce our lending operations through a variety of marketing programs over a wide geographic area, while maintaining our credit quality. By offering a diversified product line of financing options heretofore not widely available to the consumer, and maintaining a high level of service, the Company anticipates a level of acceptance that will allow it to grow its portfolio of receivables on a consistent growth pattern.

To accomplish this strategic plan, the Company will implement its core marketing programs, as discussed in detail in our Business Model section, which will allow it to offer new loan products through the internet, direct mail and referral programs, expansion of its network of correspondent real estate brokers as well as the introduction of its programs and products to homeowners associations that have been abandoned by project developers or been left on their own due to the completion of the developers’ sales efforts.

Simultaneously, the Company will expand its geographic diversity by finalizing its licensing requirements in eighteen States throughout the Country that represent locations accounting for approximately sixty five (65) percent of the timeshare projects, and consumer residences that currently own vacation intervals.

To manage this growth, the Company will need to attract qualified personnel for key managerial as well as operational positions. During the next twelve months, the Company will employ an additional twelve people that will be joining the Company on a phased basis as the Company’s operations expand. Our strategic plan is to fill one managerial and three operational positions at the onset of full scale operations. The Company will also add two outside directors to its Board for governance.

During the next twelve months, the company will require funding to supplement our anticipated revenues and fund our continuing operations. Resultantly, Company officials will be developing additional sources of capital to fuel its loan originations of non-deeded vacation interval product that supplement its loan originations of deeded timeshare intervals, as well as the sale of its stock to the public to cover operational shortfalls and start up costs.

The following is a synopsis of management’s forecast for the first twelve months of full operations. This forecast was built upon our good faith estimates, conservatively cast, and assuming a successful initial public offering:

Loans Originated:

Mortgage Loans Originated	878
Personal Loans Originated	263
Total Loans Originated	1141

Funding:

Mortgage Loans	$8,780,000
Personal Loans	2,630,000
Total Funding	$11,410,000

Revenues:

Fee, Interest,
And service fee income	$1,519,000

Operational Expenses	$2,350,000

Loss from Operations	$831,000

Trends in Our Industry and Business

A number of trends in our industry and business have a significant effect on our operations and our financial results. These trends include:

The growth of secondary market sales. Our market research has shown that the secondary-financing niche is currently underserved . The vacation ownership industry has continued to grow year after year and currently domestic industry sales are estimated to be in excess of $10 Billion annually. Based on industry data, it is estimated that 40% of vacation ownership owners wish to acquire additional intervals or use periods. At the same time, approximately 25% of owners will at any given time wish to sell their interval. Currently, the American Resort Development Association (ARDA) estimates that approximately 4.4  Million US resident households own vacation ownership. Utilizing an average secondary market price of $4,500 per interval the potential market for secondary market sales is approximately $6 Billion and growing each year. The primary impediment to the actual growth of secondary market sales has been a lack of consumer financing. Despite the lack of financing the secondary market for vacation ownership sales is approaching $2,000,000,000 annually.

The continued popularity and growth of vacation ownership. Over the past 10 years, vacation ownership has been one of the fastest growing sectors of the vacation and real estate industries. Current domestic sales levels are estimated to be about $10 billion annually at resorts located within the United States alone. International sales exceed $3 billion. Growth of the industry has been rapid. Current annual United States sales volume is more than 500,000 vacation ownership weeks. Just 10 years ago, total volume (intervals sold) was only 29,000 weeks. The total number of vacation ownership resorts within the United States has increased during the last 10 years from 1,000 to over 2,500 (of all sizes and status) and, during the past decade, over one-half of all households in the country who have purchased resort properties have purchased a vacation ownership interest.

The continued success in the travel and tourism industries. Vacation ownership is also an increasingly important element in the travel industry. Besides high sales volume, vacation ownership offers many cost and operational advantages over other forms of vacation accommodation. According to economic impact studies conducted by Ragatz Associates, vacation ownership resorts experience an average annual occupancy rate of about 85% with minimal seasonal fluctuations. By comparison, the average resort hotel experiences about 60% occupancy and, often, extreme seasonality.

Continued confidence in the economy and consumer spending on travel. Depending upon location, vacation ownership owners spend about $170 per day per visitor party in the local resort area, primarily in eating and drinking establishments. This is 1.3 to 1.6 times as much as the average spent by all visitor parties in the same areas. Vacation ownership development generates (directly and indirectly) about one job per vacation ownership unit, and produces 2.5 to 7.5 times as much local government revenue as it consumes. These figures do not include construction, maintenance, or travel services expenditures, which add significantly to the total economic impact of vacation ownership. Because of the growing impact of vacation ownership, interest in this sector by the travel industry and others is growing. A number of major hotel chains have become involved in vacation ownership development, and increasingly, travel products specifically intended to serve the vacation ownership owner are being provided.

Results of Operations

Quarter Ended March 31, 2008 as compared to Quarter Ended March 31, 2007

Revenues were $ 0 for the quarter ended March 31, 2008 compared to $ 0 for the quarter ended March 31, 2007.  There is no increase or decrease in revenues.

Cost of sales was $ 0 for the quarter ended March 31, 2008 compared to $ 0 for the quarter ended March 31, 2007. There has been no increase or decrease in cost of sales.

Operating Expenses decreased 60 % to $ 61,982 for the quarter ended March 31, 2008 compared to $ 154,097 for the quarter ended March 31, 2007.  This decrease is attributable primarily to a reduction in compensation costs and professional fees.

Interest expenses increased 22 % to $ 8,022 for the quarter ended March 31, 2008 compared to $ 6,599 of interest expense for the quarter ended March 31, 2007. The increase in interest expenses is attributable to the increased debt incurred by the Company.

Net loss decreased 64 % to $ 57,280 for the quarter ended March 31, 2008 compared to $ 160,696 for the quarter ended March 31, 2007 due to a reduction in Professional Fees and a lack of Compensation Cost expense.

Liquidity and Capital Resources

Our total current assets at March 31, 2008, comprised of cash, receivable, and prepaid expenses were $22,268. Additionally, we had shareholder (deficit) in the amount of ($523,726) at March 31, 2008. This difference was attributable to the sum of fixed assets, $ 15,010, and other assets, $ 9,127 less, current liabilities of $ 570,131.

Our cash on hand increased to $ 3,928 as of March 31, 2008 compared to $ 2,191 as of December 31, 2007.

Our receivable at March 31, 2008 was $13,284. This is attributable to late payment of sub-tenant rent at our California office location.

As of March 31, 2008 we had a working capital deficiency of $ 547,863. A major portion of our debt is attributed to consulting fees, accounting fees, attorney fees, and payroll taxes payable.  We plan to reduce these debts with proceeds generated from normal operational cash flow as well as the issuance of company stock.

The current portion of long-term debt at March 31, 2008 was $297,010. We expect to pay off $ 150,000 by the end of the fiscal year. We plan to pay this with proceeds generated from the Company's stock offering.

At March 31, 2008 we had no bank debt and Loans Payable to individual lenders of $ 42,000.

Year Ended December 31, 2007 as compared to Year Ended December 31, 2006

Revenues remained at $0 for the year ended December 31, 2007 compared to $0 for the year ended December 31, 2006.  There has been no increase or decrease to Revenues.

Cost of sales remained at $0 for the year ended December 31, 2007 compared to $0 for the year ended December 31, 2006. There has been no increase or decrease to Cost of Sales.

Operating Expenses decreased  93 % to $ 389,048 for the year ended December 31, 2007 compared to $ 5,960,672 for the year ended December 31, 2006.  This decrease is attributable primarily to a reduction in the level of start up costs.

Interest expenses increased 46% to $ 27,312 for the year ended December 31, 2007 compared to $ 18,724 of interest expense for the year ended 30, 2006. The increase in interest expenses is attributable to increased borrowing to fund start up expenses.

Net loss decreased  93% to $ 402,509 for the year ended December 31, 2007 compared to $ 5,979,396 for the year ended December 31, 2006 as a direct result of lower levels of start up costs.

Liquidity and Capital Resources

Our total current assets at December 31, 2007, comprised of cash, receivables, and prepaid expenses were $12,570. Additionally, we had shareholder equity/(deficit) in the amount of ($466,446) at December 31, 2007. This difference was attributable to the sum of fixed assets, $15,910 and other assets of $9,127 less current liabilities of $504,053.

Our cash on hand increased  to $ 2,191 as of December 31, 2007 compared to $ 225 as of December 31, 2006.

Our receivables at December 31, 2007 were $ 5,323. This is attributable to sub-tenant rental revenues from our California office location.

As of December 31, 2007 we had a working capital deficiency of $ 491,483.  A major portion of our debt is attributed to consulting fees, accounting fees, attorney fees, and public company start up expenses.  We plan to reduce these debts with proceeds generated from normal operational cash flow as well as the issuance of company stock.

The current portion of long-term debt at December 31, 2007 was $ 277,060. We expect to pay off the entire $277,060 by year-end 2009. We plan to pay this with proceeds from private placement stock offering.

At December 31, 2007 we had $0 bank debt.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

DESCRIPTION OF BUSINESS

Overview.

TimeShareLoans.com, Inc. ("TSL") was incorporated on July 12, 2005 to provide financing for consumers wishing to purchase and/or refinance vacation ownership intervals in the secondary, or resale market, or elsewhere. Timeshare Holdings Inc. (“Timeshare”) was incorporated in Nevada on January 30, 2007 with the intent of merging with TSL. Timeshare is headquartered in Las Vegas, Nevada and also maintains an office in Irvine, California.

On March 9, 2007 TSL and Timeshare entered into the Agreement and Plan of Reorganization, (the “Agreement"), whereby TSL became a wholly owned subsidiary of Timeshare.  Pursuant to the Agreement 100% of the outstanding shares of common stock of TSL (1,182,680 shares) were acquired by Timeshare in exchange for 100% of the outstanding shares of common stock of Timeshare (29,991,000 shares).

As a result of the transaction outlined above, the operations of the Company as a whole going forward will be comprised of the operations of Timeshare and TSL.

We intend to focus on originating short-term, high-yield consumer notes. Both fee simple and non-fee simple licensed timeshare interests collateralize the notes. Fee simple projects are substantially similar to condominiums in which purchasers obtain a true ownership interest in real property, with a deed, title insurance and other indicia of real estate ownership. A declaration of covenants, conditions and restrictions establishing the vacation ownership regime is recorded in the local real property records; such a declaration resembles a condominium declaration, which is also recorded among the local land records. Purchases of intervals are completed in generally the same manner as condominiums. Individual purchasers execute purchase agreements for intervals. At closing, purchasers obtain deeds to their interval that are recorded among the local land records, and the purchasers give security to their lenders in the form of mortgages or security interests which operate as first liens against the respective intervals. Typically the purchasers will have a real property interests in the resort and the deeds will provide that the purchasers may or may not give up the right to use the specific unit, but will instead abide by the resort reservation system unless otherwise provided for by the timeshare regime. Within a specified period of time each year, owners will have the right to reserve their occupancy a year in the same type of unit, according to a first come, first served system. Purchasers also have the ability to trade their interval through a national exchange organization such as Interval International or Resort Condominium International, based upon their resort’s affiliation.

 The timeshare non-fee simple license product provides a recorded ownership interest in a period of time or a formula based upon an issuance of points in a specific unit type but the underlying real estate does not pass to the purchaser. Purchasers of non-fee simple licensed product may accumulate their points to trade for a larger or smaller guest room unit, or a different season at another resort that recognizes their non-fee simple licensed timeshare product program. Timeshare interests involve a use right in a specific type of unit (i.e. a studio, one bedroom, two bedroom, etc.) for a specific period of time. Purchasers of timeshare non-fee simple licensed products may grant security to their lenders in the form of personal loans or security interest which operate as liens against their non-fee simple licensed timeshare product.

Historically the purchasers of vacation ownership interests or timeshare interests typically finance 90% of the purchase price through financing offered by the resort developer. In the secondary market there is limited financing available due to the non-involvement of a developer entity. We intend to fill that void by offering credit financing to qualified buyers. The resulting notes are then sold or pledged as security with financial institutions specializing in this type of financing. Typical rates intended to be charged by Timeshare Holdings to the consumer will be 12.95% to 19.95% and typical rates from the institutions to Timeshare Holdings are 8% to 12%. Historical Timeshare Industry default rates for these notes average 4% to 5% with an average CPR of 4%. Typical terms vary from 24 months to 120 months with the majority of vacation ownership and Timeshare Interests being financed for a period of 84 months.

Timeshare Holdings, Inc. through it’s subsidiary TimeShareLoans.com, Inc (“TSL”) is currently licensed or has commenced the licensing process in states representing sixty-five percent (65%) of the retail timeshare sales market, including California, Hawaii, Florida, Nevada, Texas, Virginia and North Carolina. Our licensing status is a major asset since all secondary market financing is subject to the mortgage banking regulations of the individual states.

Timeshare Holdings’ loan application process will generally be conducted over the Internet and telephone with applications intended to be received at our centralized processing facility in Irvine, California. Upon receipt of an application, the information will be entered into our system and processing will begin. Our employees will analyze all loan applications individually. We have developed a proprietary credit index profile as a statistical credit based tool to predict likely future performance of a borrower. A significant component of this customized system is the credit evaluation score methodology developed by the credit reporting agencies (FICO). This component is used in creating predictive default models. The other components that we will rely upon are income analysis, employment stability, residence stability and debt to income analysis. By utilizing this scoring model, all applicants will be considered on the basis of their ability to repay the loan obligation while allowing us to maintain our risk based pricing for each loan.

Prior to entering into a loan transaction with a borrower, we will require the borrower to complete a credit application. Approvals of borrower’s electronically filed loan applications will be processed quickly upon the receipt of a completed application by using our internet based software systems and our propriety credit scoring matrix. Upon the receipt of the loan documentation from the borrower, and a phone interview with a loan processor, escrow will be opened and the loan is funded. As with all timeshare purchases, the borrower has a statutory rescission period to cancel the purchase of their timeshare interest. Once the rescission period has expired, the loan transaction is completed.

It is noteworthy that real estate brokers and homeowners associations will qualify to participate in our programs only after a review by our management of their individual expertise and reputations, including a review of business practices, financial information, and consumer complaints, perhaps including a site visit from a representative of Timeshare Holdings. It is intended to be our policy to review, on a regular basis, the performance of each of the participants in our broker network.

None of our arrangements with real estate broker participants is on an exclusive basis. It is anticipated that each relationship is documented by marketing and remarketing agreement. The commission that the broker earns for a sales transaction is borne by the purchaser or the seller, not by Timeshare Holdings.

Our Business Model

Marketing. The unique concept being marketed by Timeshare Holdings is twenty-four hours per day, seven days per week Internet based, state-of-the-art application process to provide financing for purchase and refinancing of timeshare weeks in the secondary market. We have structured our financial model based on providing credit facilities to individuals with FICO scores of 590 and above and providing loan approvals to these purchasers quickly. Loans typically range from $4,000 to $40,000.

Our strategic plan is to introduce our lending operations while maintaining our credit quality. Our strategies include: offering the borrower new loan products through the internet, direct mail and referrals; expanding our network of correspondent real estate brokers; introduction of our programs and products to Homeowners Associations that have been abandoned by the project developers or been left on their own due to the completion of sales by the project developers; entering geographic markets where there is an abundance of timeshare projects and owners; realizing operational efficiencies through economies of scale; and utilizing securitizations to sell higher volumes of loans on terms that are more favorable than hypothecation. By offering a diversified product line of financing options hereto for not widely available to the consumer, and maintaining its high level of service, we anticipate a level of acceptance that will allow us to grow our portfolio of receivables on a consistent growth pattern.

Expansion of Broker Network. We intend to originate loans from select real estate brokers, specializing in sales of timeshare intervals in the secondary market. We will structure our product line to meet the needs of this important network of brokers. We have established relationships with many proven timeshare resale companies that are active in the secondary market. Stroman Realty, Resort Management Company (RMC) and All Island Timeshare are specific entities that specialize in timeshare sales in the secondary market. We also plan to aggressively seek establishing relationships with other brokers, large and small, that will benefit from our programs.

To accomplish the expansion of its broker network, we will participate in trade shows, both regionally and nationally, where our programs will be showcased. Additionally, Management will leverage its networking capabilities within American Resort Development Association ("ARDA")  to bring attention and exposure of our programs to industry insiders. Finally, we will attempt to provide face-to-face explanation, instruction and demonstration of its products and programs directly to brokers at their place of business as part of our comprehensive business development approach. To provide for the success of these relationships, we will attempt to provide to its broker network ongoing support and training.

Network of Homeowners’ Associations. A long-neglected, yet vitally important, component of the timeshare industry is the Homeowners’ Association that is created along with a timeshare project. Its purpose is to manage and administrate a project on behalf of the owners once the developer of the project has sold a substantial number of interests in the project, or for whatever reason is no longer associated with or has abandoned the project. To fund its operations, the Association has the authority to assess maintenance fees or association assessments that cover upkeep of the project, fund reserves for capital improvements and insurance. As a result of this authority, it may be necessary for the Association to enforce its collection of these fees or assessments by placing liens, or ultimately foreclosing on the timeshare intervals owned by non-paying timeshare owners.

 Upon foreclosure, the Association faces the dilemma of carrying a non-liquid asset on its balance sheet in the form of the foreclosed upon interval. Many of these Associations, unless supported by a large development company such as Marriott, do not have the expertise or wherewithal to convert this non-performing asset into cash. We recognize the needs of these Associations as an important avenue to building our loan portfolio by assisting them with the financing necessary to convert dormant intervals to cash through a sales transaction.

To accomplish this, we intend to follow a program of business development similar to the approach used with our broker network. By showcasing our products in periodicals geared to the consumer, attending functions and seminars directed towards Associations and most importantly, by participating in  American Resort Development Association-Resort Owners Coalition ("ARDA -ROC"), the arm of the American Resort Development Association that acts as the ombudsman and advocate of individual timeshare owners and associations, we intend to provide a lifeline for this very large and underserved segment of the industry. The potential exists that this market could eclipse the loan originations generated by the broker network in the opinion of management. The development of the association network will require direct hands on education of the managers of various associations as well as ongoing support and training.

Loan Origination Through the Internet. As consumers have become more educated regarding the timeshare concept, astute purchasers have come to realize that the timeshare intervals may be acquired through alternatives that allow them to bypass the traditional sales seminars sponsored by developers. By investigating purchase options through the Internet, in a manner similar to the way that many consumers now book travel arrangements, they have found a means of acquiring the type of timeshare that appeals to them, often at discounted prices, from the comfort of their homes and without the pressure associated with a traditional timeshare presentation. Many of these purchasers are existing timeshare owners looking to purchase additional intervals. A strong secondary market has developed, supported by the proliferation of web sites catering to those needs. The brokers mentioned earlier sponsor many of these web sites, which will list intervals from willing sellers and match those sellers with willing buyers. In most cases, transactions between buyers and sellers are conducted on an all cash basis, or involve seller financing, due to the lack of a comprehensive financing program that could be taken advantage of by those on either side of the transaction.

For those consumers doing business with the brokers that we have established relationships with, it is intended that a link will be provided from their web site to that of TimeShareLoans.com, Inc. ( www.timeshareloans.com ) where the consumer will be provided information regarding the type of financing available. A credit application can also be completed. A testimonial and recommendation will be provided to the consumer from the broker or its representative to explore this option. By having a financing program available, the broker benefits by being able to discuss an expanded list of product, the seller benefits by realizing a higher price for the interval and the purchaser benefits by being able to finance the purchase rather than having to “front” the entire purchase price in cash. With the rapid approval process developed by Timeshare Holdings, the number of sales being written by these brokers should expand as well as the corresponding loan origination.

For every consumer that chooses to work through a broker-affiliated web site, there are consumers that will choose to follow other paths within the web to acquire their intervals. For some, a simple Internet search identifying timeshare intervals will lead them to those seeking to sell their intervals through chat rooms or consumer blogs, auction sites such as Ebay, sites specializing in rental of timeshares, or exchange companies. In those instances our strategy is to make our products and programs known through banner ads. Others will seek intervals through the major exchange companies, or sites such as Redweeks.com, offering rentals as a means of attracting potential buyers. The two main exchange companies serving the timeshare industry are Resorts Condominium International and Interval International. We will attempt to purchase advertising space on their web sites and will provide the exchange companies with articles for their periodic magazines, which are mailed to each of their existing members bases.

For those consumers doing Internet searches for timeshare financing, we have registered key domain names and will work with search engines to make those names the most visible choices for those seeking that information.

To avoid the appearance of deceptive trade practices, the Company will also publish and provide an “opt in” electronic newsletter that will allow the company to capture names-email addresses, and phone numbers for its database.

Loan Origination through Other Media Outlets. In addition to providing information to the exchange companies for publication in their periodic magazines, we intend to provide press releases and articles for publication in all of the trade journals associated with the timeshare industry, such as Developments, The Trades, and Timesharing Today amongst others. Eventually, as Timeshare Holdings grows, we will attempt to develop a media campaign similar to the Di-Tech model or Timeshares Only model that will run on cable television outlets in selected markets throughout the country.

Employees. We currently have three (3) employees, all of which are employed on a fulltime basis. We anticipate increasing our employee base from three employees in 2007 to an anticipated twelve (12) employees in 2008.

DESCRIPTION OF PROPERTY

The Company currently leases space for its Irvine, California office, consisting of approximately 4,624 square feet of office space, located at 16842 Von Karman Ave, Bldg. 400, 2nd Floor, Irvine, California.  Monthly lease payments are $8,430 and the lease expires on June 30, 2010.

The Company's administrative staff and headquarters are located in Las Vegas, Nevada.  The office space is located at 2350 S Jones Blvd, Ste. 101, Las Vegas, Nevada, 89146. The monthly lease payment of the location is $650 per month, for approximately 150 square feet. The term of the Office Services Agreement is determined on a month-to-month basis.  The Company anticipates increasing square footage as needed, and rent increasing to $1250 per month in 2008, and $1500 per month by 2009.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers will manage our business.

A list of our current officers and directors appears below. The directors are elected annually by the shareholders. They do not presently receive any fees or other remuneration for their services as directors, although they are reimbursed for expenses associated with attending meetings of the board of directors. The board of directors appoints our officers.

Name	Age	Position

Paul Kenneth Thompson	60	Chief Executive Officer and Chairman of the Board

Frederick Henry Conte	56	President, Chief Financial Officer, Director

Lynn Denton	48	Secretary, Vice President, Director of Loan Administration

Paul Kenneth Thompson has served as a Director and as the Chief Executive Officer and President of TimeShareLoans.com, Inc. since July 22, 2005. Mr. Thompson is also the founder of Timeshare Holdings and has served as a Director and Chief Executive Officer since its inception in January 2007. Mr. Thompson holds his Real Estate Broker License in the State of California and is a licensed loan officer in the State of North Carolina and Virginia. Since 1997, Mr. Thompson is founder and has served as President of National Mortgage Lending, Inc. or NMLI, a residential mortgage lender doing business in 40 states. In 1996 he served as a principle for a SEC Investment company, Catalina Capital Management, Inc. Mr. Thompson has spent the last twenty years in founder, executive and broker positions. Mr. Thompson attended UCLA, has been a member of American Resort Development Association (ARDA) since 1999, and served on the ARDA Finance Committee for 7 years.

Frederick Henry Conte has served as Treasurer, Chief Financial Officer and Director of TimeShareLoans.com, Inc. since 2005. Mr. Conte has also served as a founder, President and Chief Financial Officer of Timeshare Holdings’ and a director since its inception in January 2007. Prior to joining Timeshare Holdings, Mr. Conte served in various executive leadership positions with several land development timeshare and resort companies. Mr. Conte is the founder of FAVA Enterprises, LLC, a real estate consulting firm. Mr. Conte received his Bachelor’s Degree from Syracuse University, and has earned the designation of Registered Resort Professional (RRP) by the American Resort Development Association (ARDA), sat on several ARDA committees and was member of the ARDA Board of Directors for many years.

Lynn Denton has served as the Secretary and a Director of TimeShareLoans.com, Inc. since October 2005. Ms. Denton also has served as Timeshare Holdings’ founder, Secretary and Director since its inception in January 2007. For twenty-three years prior to joining Timeshare Holdings, Inc., Ms. Denton served in various management and loan administration positions at Cendant Timeshare Resort Group. As Director for Cendant Timeshare Resort Group she established an in-house collection operation to support Property Owner Associations with collection of defaulted annual Maintenance Fees. She grew the business by over 200% in the first 4 years. Ms. Denton developed and implemented the Cendant Timeshare Resort Groups’ business plan to service and collect on their portfolio of over $1,5MM in open receivables within acceptable currency standards. Ms. Denton attended the University of Central Arkansas, and has successfully passed the requirement of the American Resort Development Association’s (ARDA) AIF Qualification (ARDA International Foundation) test demonstrating her commitment to quality, industry knowledge, integrity and pledge to adhere to ARDA’s Code of Standards and Ethics.

Executive Officers

Our executive officers are appointed by and serve at the discretion of our board of directors.

Board of Directors

Our board of directors currently consists of three directors. We plan to appoint additional independent directors.

Our Bylaws provide that the number of persons constituting our board of directors may be fixed from time to time, but only by a resolution adopted by a majority of our board of directors. Vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director, until his successor is duly elected.

Code of Ethics

We have recently adopted a Code of Ethics and Business Conduct authorizing the establishment of a committee to ensure that our disclosure controls and procedures remain effective. Our Code also defines the standard of conduct expected by our officers, directors and employees. The Code is filed as Exhibit 14.1 to this report.

EXECUTIVE COMPENSATION

 The following tables set forth certain information regarding our Chief Executive Officer and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2007, and 2006, exceeded $100,000:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All other Compensation	Total

Paul Kenneth Thompson	2007	$0	- -	- -	-0-	-0-	-0-	$0
Chief Executive Officer	2006	$10,716	- -	- -	-0-	-0-	-0-	$10,716

Director Compensation

None of the directors received any compensation for their respective services rendered to the Company as directors during the year ended December 31, 2007.

Employment Agreements

There are currently no Employment Agreements with executive officer or directors of Timeshare Holdings, Inc. We hope, however, to enter into Employment Agreements with these employees as soon as possible.

Employee Benefit Plans

The Company intends to offer a comprehensive employee benefits plan in the future including but not limited to medical insurance, vacation accruals, and 401(k) plan.

Stock Option Plan

Currently, the Company does not have a stock incentive plan. The Company intends, however, to adopt a Stock Incentive Plan (the “Plan”) designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company. Upon adoption of the Plan by the Board of Directors, the Company will submit the Plan to the Shareholders for their approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEA Management Group, LLC. and our Company

In December 2006, LEA Management Group, LLC, or LEA, and the Company entered into an Agreement for Services. Pursuant to the Agreement for Services, LEA agreed to restructure TimeShareLoans.com, Inc. through the creation of a holding company, TimeShare Holdings, Inc. and facilitate the business combination described elsewhere in this Form SB-2. As payment for the services rendered by LEA, TimeShareLoans.com, Inc. agreed to pay LEA according to the following timeline and amount:

•
Fifteen percent of TimeShare Holdings, Inc.’s common stock (4,500,000 shares) are to be placed in escrow and a portion of those shares are to be released to LEA upon acceptance of TimeShare Holdings, Inc. as an OTCBB listed company by the NASDAQ. Twenty-five percent of the shares shall remain in escrow for eighteen months;

•	$100,000 due in three equal payments before the Company is accepted as a public company with the SEC; of which two payments of $33,333 each have already been made to LEA Management Group.

•
Thirteen percent of TimeShare Holdings, Inc’s common stock (3,900,000 shares) are to be placed in escrow and a portion of these shares are to be delivered to The Research Evaluation Center upon acceptance of TimeShare Holdings, Inc. as an OTCBB listed company by NASDAQ. Twenty-five percent of the shares shall remain in escrow for eighteen months or until released by Timeshare Holdings Inc.; and

•
Twelve percent of TimeShare Holdings, Inc’s common stock (3,600,000 shares) are to be placed in escrow and delivered to a mutually acceptable PR/IR firm upon acceptance of TimeShare Holdings, Inc. as an OTCBB listed company by NASDAQ, as required to fund PR/IR activities. These shares are to be registered in this Form SB-2.

Debt associated with major shareholders

The Company has issued Promissory Notes to corporate officers, directors and investors who are shareholders of the company.  The Notes are unsecured, bare interest at rates of 7%-12% per annum and are due on demand. Accrued interest as of March 31, 2008 was $46,527.

The Company’s CEO, funded the Company with a Promissory Note for $7,500, at an interest rate of 12% in 2005, and also funded the Company with Promissory Notes for $45,190, at an interest rate of 10% and $40,493, at an interest rate of 12% in 2006.  The Company’s CEO funded the Company with Promissory Notes totaling $ 30,898 at an interest rate of 12% in the twelve month period ended December 31, 2007. The Company has repaid a portion of these notes in the amount of $43,193 during the twelve month period ended December 31, 2007. All notes are unsecured and due on demand. Accrued interest for the quarter ended March 31, 2008 was $2,239. Total accrued interest through March 31, 2008 was $14,754. The Company’s CEO indirectly owns 10,311,000 shares, 34.1% of the total issued and outstanding shares, through a family trust.

The Company’s President and Treasurer, funded the Company with a Promissory Note of $7,000, at an interest rate of 10% in 2005, funded the Company with Promissory Notes of $151,064, at an interest rate of 12% in 2006, and also $8,108 at an interest rate of 12% in the twelve month period ended December 31, 2007. All notes are unsecured and due on demand. During the three month period ended March 31, 2008 the President and Treasurer funded the Company with $7,950 at an interest rate of 12%.  Accrued interest for the three month period ended March 31, 2008 was $4,738.  Total accrued interest through March 31, 2008 was $30,042.  The Company’s President and Treasurer indirectly owns 6,514,000 shares, 21.5% of the total issued and outstanding shares, through a family trust.

In the period ending December 31, 2007 the company issued Promissory Notes in the amount of $30,000 to investors that are also shareholders of Timeshare Holdings, Inc.  These Promissory Notes bear interest at a rate of 9.5% per annum, are unsecured, and are due upon demand. During the three month period ended March 31, 2008 the Company issued Promissory Notes in the amount of $12,000.  These Promissory Notes bear interest at rates of 7% and 7.5% rates, are unsecured and due on demand.  The accrued interest for the three month period ended March 31, 2008 was $776.   Total accrued interest as of March 31, 2008 was $1,731.

The Company used the proceeds of these loans for operating expenses.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock as of June 12, 2008, by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) all people who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership of each beneficial owner is based on 30,167,000 outstanding shares of common stock. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

	Number of Shares
Name and Title of Beneficial Owner	Beneficially Owned(1)		Percentage Ownership

Paul Kenneth Thompson	10,331,000	(2)	34.4%
Chairman,
Chief Executive Officer, and Director

Frederick Henry Conte	6,514,000	(3)	21.7%
Chief Financial Officer, President and Director

Lynn Denton	751,000		2.5%
Secretary and VP, Director of Loan Admin.

XCL Partners, Inc.	1,500,000		5.2%

Research Evaluation, Inc.	1,500,000		5.2%

Directors and executive officers	17,596,000		58.6%
as a group (3 persons)

(1)
Unless otherwise indicated and subject to applicable community property laws, to our knowledge each stockholder named in the table possesses sole voting and investment power with respect to all shares of common stock, except for those owned jointly with that person’s spouse.

(2)	Includes 10,331,000 shares indirectly owned by Mr. Thompson through the Thompson Family Trust.
(3)	Includes 6,514,000 shares indirectly owned by Mr. Conte through the Frederick H. Conte and Bernadette R. Conte Family Trust.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock with a par value of $0.001 per share. As of the date of this prospectus, there are 30,167,000 shares of common stock issued and outstanding.

 The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive, conversion or other rights to subscribe for shares. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

The Company’s transfer agent and registrar is OTC Stock Transfer, 231 E 2100 South, Salt Lake City, UT 84165.

SELLING SECURITY HOLDERS

We are registering 20,383,374 shared in this offering. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. 10,383,374 of these shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. An additional 10,000,000 new shares are being offered by Timeshare Holdings, Inc. The selling security holders may sell their shares in sales in the open market or in privately negotiated transactions. We will receive proceeds of up to $1,000,000 from the sale of the 10,000,000 shares being offered by Timeshare Holdings, Inc.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

The following table sets forth the number of shares that the selling security holders may offer for sale from time to time. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. The share totals in the below Selling Security Holder table accurately represents the number of shares owned and offered by such selling security holder as of June 12, 2008.

	Shares of Common Stock Owned	Percentage of Ownership	Number of Shares Being	Shares of Common Stock Owned	Percentage of Ownership
Name	Prior to the Offering	Before the Offering	Offered	After the Offering	After the Offering

Andrews, Catherine	2,000	*	2,000	0	0
Andrews, Jerome	1,000	*	1,000	0	0
Barton, Sterling	1,000	*	1,000	0	0
Barton, Patricia	1,000	*	1,000	0	0
Bland, Robert/Katherine	10,000	*	10,000	0	0
Brinegar, Aubrey	1,000	*	1,000	0	0
Brinegar, Brian	1,000	*	1,000	0	0
Brundage, Richard	1,000	*	1,000	0	0
Brundage, Margaret	1,000	*	1,000	0	0
Brundage, Daniel	1,000	*	1,000	0	0
Brundage, Diane	1,000	*	1,000	0	0
Brundage, James	1,000	*	1,000	0	0
Brundage, James II	1,000	*	1,000	0	0
Casamento, Laura	1,000	*	1,000	0	0
Conte, John/Marcia	1,000	*	1,000	0	0
Conte, John Marcia	21,000	*	21,000	0	0
Cook, Darlene	1,000	*	1,000	0	0
Cook, Donald	1,000	*	1,000	0	0
Couch, Carol	1,000	*	1,000	0	0
Denton, Aleatha Lynn (1)	751,000	2.5%	1,000	750,000	1.90%

Denton, Autumn (2)	1,000	*	1,000	0	0
Denton, Natalie	1,000	*	1,000	0	0
Eastland, Larry	400,000	1%	300,000	100,000	*
Eastland, Justin	575,000	1.9%	431,250	143,750	*
EDLA Family Ltd. Partnership (3)	500,000%		375,000	125,000	*
Erickson, Rae	2,000	*	2,000	0	0
Ewert, Arline	2,000	*	2,000	0	0
Fisher, Wm/Teresa	1,280,832	4.2%	960,624	320,208	*
Fisher, Wm/Teresa	12,250	*	2,500	10,000	*
Floating Feather Holdings, Inc. (4)	1,280,834	4.2%	960,625	320,209	*
Giorgione, Steven/Nancy	5,000	*	5,000	0	0
Goldstein, Jerome	1,000	*	1,000	0	0
Great American Family Parks (5)	100,000	*	75,000	25,000	*
Griffith, Bonnie	1,000	*	1,000	0	0
Guerra, Jan	1,000	*	1,000	0	0
Guerra, Michael	1,000	*	1,000	0	0
Research Evaluation, Inc.(9)	1,500,000	5.2%	1,500,000	0	0
Hidalgo, David	1,000	*	1,000	0	0
Hidalgo, Kathy	1,000	*	1,000	0	0
Hidalgo, Trista	1,000	*	1,000	0	0
Hidalgo, Kathy	100,000	*	75,000	25,000	*
Hull, Alan	150,000	*	1,000	149,000	*
Hull, Ashley	1,000	*	1,000	0	0
Hull, Bryant	1,000	*	1,000	0	0
Hull, Diane	1,000	*	1,000	0	0
Hull, Jason	1,000	*	1,000	0	0
Hull, Sarah	1,000	*	1,000	0	0
Hull, Ashley	112,500	*	112,500	0	0
Jackson, Richard/Trudy	1,000	*	1,000	0	0
Jacobs, Don	12,500	*	2,500	10,000	*
Kennedy, Kerry	300,000	1%	225,000	75,000	*
Kessler, Paige	1,000	*	1,000	0	0
Klosterman, Jack	1,000	*	1,000	0	0

Klosterman, Jack	100,000	*	75,000	25,000	*
XCL Partners, Inc. (12)	1,500,000	5.2%	1,500,000	0	0
LEA Management Group (6)	500,000	1.7%	375,000	125,000	*
LEA Management Group (6)	100,000	*	100,000	0	0
Manhardt, Amy	1,000	*	1,000	0	0
McCallion, Charles	75,000	*	75,000	0	0
McCallion, Charles	25,000	*	25,000	0	0
McDaniel, Ronald	1,280,834	4.2%	960,625	320,209	*
Mosley, Michael	1,000	*	1,000	0	0
Mosley, Steven	1,000	*	1,000	0	0
Munley, Gerald/Barbara	5,000	*	5,000	0	0
Murray, Madie	12,500	*	2,500	10,000	*
Olde Monarch Media (7)	1,200,000	4.0%	900,000	300,000	*
Pico, Tristan	575,000	1.9%	431,250	143,750	*
ProPublic Media (8)	600,000	2.0	600,000	0	0
Rens, Douglas	1,000	*	1,000	0	0
Rens, Jane	1,000	*	1,000	0	0
Skorka, Mark	1,000	*	1,000	0	0
Smith, Brenda	1,000	*	1,000	0	0
Smith, James	1,000	*	1,000	0	0
St. Clair, Cory	5,000	*	5,000	0	0
The Tag Group, Inc. (10)	25,000	*	25,000	0	0
The Tag Group, Inc. (11)	75,000	*	75,000	0	0
Van Hooser, James	101,000	*	101,000	0	0
Warren, John/Cindy	21,000	*	21,000	0	0
Yach, Richard/Teresa	1,000	*	1,000	0	0
Zuckerman , Janice	1,000	*	1,000	0	0
TOTAL	13,356,250		10,383,374

* Less than 1%
(1)	Executive officer and/or director
(2)	Underage child of Executive office and/or director
(3)
Christopher Eastland in his capacity as the managing director of EDLA Family Ltd. Partnership has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(4)
Larry Eastland in his capacity as the managing director of Floating Feather Holdings, Inc has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(5)
Larry Eastland in his capacity as the managing director of Great American Family Parks has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(6)
Justin Eastland in his capacity as the managing director of LEA Management Group has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(7)
Kerry Kennedy in his capacity as the managing director of Olde Monarch Media has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(8)
Ashley Eastland in her capacity as the managing director of ProPublic Media ., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(9)
Larry Eastland in his capacity as the managing director of Research Evaluation, Inc., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(10)
Gary Tadych in his capacity as the managing director of The Tag Group, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(11)
Gary Tadych in his capacity as the managing director of The Tag Group, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(12)
Tim Rieu in his capacity as the managing director of XCL Partners, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

PLAN OF DISTRIBUTION

This prospectus relates to a total of 20,383,374 shares of common stock of Timeshare Holdings, Inc., a Nevada corporation.

An aggregate of up to 10,383,374 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling stockholders (“Selling Stockholder”). The Selling Stockholders acquired these shares from us in a series of private placements conducted between January 2007 and March 2007. We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The selling security holders may sell our common stock at market prices prevailing at the time of sale, or at prices related to the market price, or at other negotiated prices. The shares will not be sold in an underwritten public offering.

The 10,383,374 shares may be sold directly or through brokers or dealers. Each of the selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts. Underwriters must comply with time and volume restrictions on sales of stock under Rule 144 of the Securities Act of 1933. Rule 144 restricts sales by underwriters, brokers, dealers and affiliates of the registrant. Subject to Rule 144, any selling security holders who are deemed underwriters would be prevented from selling their shares for a period of one year after the shares were paid for and would not be able to sell more that 10% of the total outstanding shares during any ninety day period. These regulations could impact the ability of the shareholders to sell their shares.

There were zero (0) shares sold by the Company and, to the Company’s knowledge, by any of the selling shareholders between the time of effectiveness of the registration statement on Form SB-2/A and the filing of the post-effective amendment.  On September 28, 2007 the Company and the selling shareholders commenced using the Prospectus for purposes of selling shares of the company’s common stock and on June 28, 2008 the Company and the selling shareholders will cease using the Prospectus for purposes of selling shares of the Company’s common stock.

We are also offering a maximum of 10,000,000 new shares of common stock on a best efforts basis, at a price of $0.10 per share. The 10,000,000 new shares are being offered for a period of 180 days from the date of this prospectus, subject to an extension of up to an additional 90-day period. There is no commitment on the part of any person to purchase and pay for any shares. Our officers, directors and/or employees will be offering the shares for sale, but they will receive no compensation for their efforts in making any such offers or sales. Our officers, directors and employees may only make sales if they can rely on the exemption provided by Rule 3a4-1 under the Securities Exchange Act of 1934, which permits such persons to sell securities under certain circumstances without registration as a securities broker.

We may also engage registered broker-dealers to offer and sell the shares. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of shares sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of shares sold. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the units being offered. In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this Prospectus and the accompanying subscription application to prospective investors. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash, check or wire transfer payable to Timeshare Holdings, Inc.

Our officers and directors may purchase additional shares, however we do not have any such arrangement with our officers and directors.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with officers and directors who:

(i)	will not receive any commission in connection with the sale of any securities registered in this offering;
(ii)	are not and have not been associated persons of a broker dealer within the preceding 12 months;
(iii)	do not participate in selling an offering of securities for any issuer more than once every 12 months;
(iv)	have not been subject to any statutory disqualification as defined in section 3(a)(39) of the Securities Exchange Act; and
(v)	intend to primarily perform, at the end of this offering, substantial duties on behalf of the issuer otherwise than in connection with transactions in securities.

As a result, our officers and directors will not register as a broker-dealer with the Securities and Exchange Commission pursuant to Section 15 of the Securities Act in reliance of Rule 3a4-1 of the Exchange Act which sets forth the above mentioned conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Penny Stock Regulation

Our common stock is subject to Securities and Exchange Commission rules regulating broker-dealer transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	a description of the broker's or dealer's duties to the customer and of the customer’s rights and remedies with respect to violation of such duties;
•	a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information in such form—including language, type, size and format—as the Securities and Exchange Commission shall require by rule or regulation.

 Before effecting any transaction in a penny stock, the broker-dealer must also provide the customer the following:

•	the bid and ask quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Limitation of Liability and Indemnification of Officers and Directors; Insurance

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as an indemnification for liabilities arising under the Securities Act, may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities—other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding—is asserted by one of our directors or officers in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Timeshare Holdings, Inc. by Sichenzia Ross Friedman Ference LLP, 61 Broadway New York, New York 10006.

EXPERTS

The financial statements as of December 31, 2007 and 2006 for TimeShareLoans.com, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Chisholm, Bierwolf & Nilson, LLC, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the Securities and Exchange Commission. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports, including annual, quarterly, and current reports, filed with the Securities and Exchange Commission, can be inspected and copied at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site at http://www.sec.gov, which contains the Form SB-2 and other reports, proxy and information statements and information regarding issuers that file electronically with the Securities and Exchange Commission.

TIMESHARE HOLDINGS, INC.

INDEX TO FINANCIAL STATEMENTS

For the fiscal year ended December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Timeshare Holdings, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Timeshare Holdings, Inc. (a development stage company) as of December 31, 2007 and the related statements of operations, stockholders' equity and cash flows for the periods ended December 31, 2007 and 2006, and for the period July 12, 2005 (inception) through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timeshare Holdings, Inc. as of December 31, 2007 and the results of its operations and cash flows for the years ended December 31, 2007 and 2006, and for the period July 12, 2005 (inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Timeshare Holdings, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Timeshare Holdings, Inc. has suffered recurring losses, negative cash flows from operations, and has working capital deficiencies during the periods presented which raises substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Chisolm, Bierworld & Nilson LLC
Chisholm, Bierwolf & Nilson LLC
Bountiful, Utah
April 11, 2008

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Balance Sheet
ASSETS
December 31,
2007

Current Assets
Cash	$2,191
Receivable	5,323
Prepaid Expense	5,056

Total Current Assets	12,570

Fixed Assets
Furniture, Fixture & Equipment (Net)	15,910

Total Fixed Assets	15,910

Other Assets
Deposit	9,127

Total Other Assets	9,127

TOTAL ASSETS	$37,607

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
Accounts Payable	$136,843
Accrued Interest	38,774
Accrued Expenses	51,376
Note Payable- Related Party	277,060

Total Current Liabilities	504,053

Total Liabilities	504,053

Commitments	-

Stockholders' (Deficit)
Common stock – December 31, 2007: 300,000,000 Shares Authorized
at $0.001 Par Value; 30,167,000 Issued and Outstanding;	30,167

Additional Paid-In-Capital	6,068,239
Deficit accumulated during the Development Stage	(6,564,852)

Total Stockholders' (Deficit)	(466,446)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$37,607

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Statements of Operations

			Accumulated from
			July 12, 2005
			(inception) through
	December 31,	December 31,	December 31,
	2007	2006	2007

Revenues, Net	$-	$-	$-

Operating Expenses
Salaries	49,289	76,336	184,533
Compensation Cost	90,059	5,542,247	5,632,306
Professional Fees	125,655	190,887	316,542
General & Administrative	124,045	151,202	399,286

Total Operating Expenses	389,048	5,960,672	6,532,667

Loss From Operations	(389,048)	(5,960,672)	(6,532,667)

Other Income (Expense)
Other Income	13,851	0	13,851
Interest Expense	(27,312)	(18,724)	(46,036)

Total Other Income (Expense)	(13,461)	(18,724)	(32,185)

Loss Before Income Taxes	(402,509)	(5,979,396)	(6,564,852)
Income Tax Expense	-	-	-

Net Loss	$(402,509)	$(5,979,396)	$(6,564,852)

Basic and fully diluted earnings per share:
Loss per share	$(0.01)	$(0.24)

Weighted average shares outstanding	30,112,526	24,962,066

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Statements of Stockholders Equity

							Total
			Common Stock			Accumulated	Stockholders'
			Shares	Amount	Paid in Capital	Deficit	Equity

Balance, July 12, 2005			-	$-	$-	$-	$-

Shares issued for Founders
@	$0.01	per share	21,563,483	21,564	(13,064)		8,500

Shares issued for cash
@	$0.79	per share	253,688	254	199,746		200,000

Loss for the period ended
December 31,2005						(182,947)	(182,947)

Balance December 31, 2005			21,817,171	21,818	186,682	(182,947)	25,553

Shares issued for cash
@	$0.79	per share	88,791	88	69,912		70,000

Shares issued for services
@	$0.71	per share	7,805,981	7,806	5,534,441		5,542,247

Loss for the year ended
	December 31,2006					(5,979,396)	(5,979,396)

Balance December 31, 2006			29,711,943	29,712	5,791,035	(6,162,343)	(341,596)

Shares issued for cash
@	$0.79	per share	152,213	152	119,848		120,000

Shares issued for services
@	$0.71	per share	126,844	127	89,932		90,059

Shares issued pursuant to
a Private Placement for cash
@	$0.10	per share	76,000	76	7,524		7,600

Contributed Capital			-	-	10,000		10,000

Shares issued for cash
@	$0.50	per share	100,000	100	49,900		50,000

Loss for the yea ended
December 31, 2007						(402,509)	(402,509)

Balance December 31, 2007			30,167,000	$30,167	$6,068,239	$(6,564,852)	$(466,446)

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Statements of Cash Flows

			Accumulated from
			July 12, 2005
	Year Ended	Year Ended	(inception) through
	December 31,	December 31,	December 31,
	2007	2006	2007

Cash Flows from Operating Activities:
Net (Loss)	$(402,509)	$(5,979,396)	$(6,564,852)
Common stock issued for services	90,059	5,542,247	5,640,806
Depreciation & Amortization	3,624	3,016	7,027
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(5,323)		(5,323)
(Increase) Decrease in Deferred Financing	25,000	-	-
(Increase) Decrease in Prepaid Expense	(5,056)	-	(5,056)
Increase (Decrease) in Accounts Payable	14,156	122,687	136,843
Increase (Decrease) in Accrued Interest	26,880	11,563	38,774
Increase (Decrease) in Accrued Liabilities	51,376		51,376

Net Cash (Used) by Operating Activities	(201,793)	(299,883)	(700,405)

Cash Flows from Investing Activities:
Deposits	(9,127)		(9,127)
Purchase of Property and Equipment	(527)	(11,190)	(22,937)

Net Cash (Used) by Investing Activities	(9,654)	(11,190)	(32,064)

Cash Flows from Financing Activities:
Proceeds from Stock Issuances	177,600	70,000	447,600
Capital Contributed	10,000		10,000
Proceeds from Notes Payable - Related Party	69,006	236,747	320,253
Repayment of Notes Payable - Related Party	(43,193)		(43,193)

Net Cash Provided by Financing Activities	213,413	306,747	734,660

Increase (Decrease) in Cash	1,966	(4,326)	2,191

Cash and Cash Equivalents at Beginning of Period	225	4,551	-

Cash and Cash Equivalents at End of Period	$2,191	$225	$2,191

Cash Paid for:
Interest	$432	$6,381	$6,813
Income Taxes	$-	$-	$-

Non cash Financing Activities:
Common Stock issued for services	$90,059	$5,542,247	$5,640,806

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

The consolidated financial statements presented are those of Timeshare Holdings, Inc., (“THoldings”) and its wholly-owned subsidiary, Timeshareloans.Com, Inc., (“TSL”), a development stage company.  The consolidated entity presented herewith utilizes the financial history of TSL prior to the merger, more fully described in the following paragraphs. Collectively, they are referred to herein as the "Company".

TSL was incorporated in Nevada on July 12, 2005 with the goal of providing consumer financing for those individuals and entities seeking to acquire, dispose or refinance timeshare intervals or equivalents through a secondary or resale market.  Pursuant to Statement of Financial Accounting Standard No.7, “Accounting and Reporting by Development Stage Enterprises”, the Company is classified as a development stage company.

 The Company is headquartered in Las Vegas, Nevada and also maintains an office in Irvine, California.

b.  Basis of Presentation and Accounting Method

The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission, (“SEC”) for the presentation of financial information.  These consolidated financial statements, in the opinion of management, include all adjustments necessary to present fairly the consolidated balance sheet, consolidated operating results and consolidated cash flows for the period presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The Company recognizes income and expense on the accrual basis of accounting.  The Company has elected a December 31 year end.

c. The Principles of Consolidation

The consolidated financial statements include the accounts of Timeshare Holdings, Inc. and its wholly owned subsidiary, TimeShareLoans.com, Inc.  All material inter-company accounts and transactions have been eliminated in the consolidation.

d. Revenue Recognition

The Company applies the provisions of SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to the origination of short term, high yield consumer loans.  The Company has three main revenue streams that are: origination fees, interest spread and servicing fees.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company's revenues are generated from the sale of its loan products, and performance of professional services regarding the origination and servicing of consumer loans.

Origination Fees – Origination fees are fees that the Company charges to approved borrowers.  These fees range from $899 to $1999 based upon the underlying loan amount of the vacation interval product being purchased or re-financed that secures the loan facility.  These fees are earned and collected from the borrower at the close of escrow of each consumer loan transaction, and may be changed from time to time based on market conditions.

Interest Spread – The Interest Spread (the difference between the Company’s cost of funds, interest expense, and the interest income that the Company earns from its consumer loan facilities) is estimated at an arbitrage factor of 6%. The Company accrues interest income as it is earned and interest expense as it is incurred.

Servicing fees- The Company will assess a servicing fee of $6.00 per month on all active loan receivables.  These fees will be billed to the loan obligor monthly and collected along with the monthly mortgage payments of pricipal and interest.  These fees will be used to offset the servicing software costs incurred by the Company.  Net income per month is projected to be $.75 per active loan. The Company recognizes servicing fee income on a cash basis.

e. Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

f. Receivables

The company establishes provisions for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance.  The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. As a development stage company, the Company has not yet commenced operations; therefore there were no consumer accounts receivable at December 31, 2007 or at December 31, 2006.

The Company booked a receivable resulting from sub-tenants occupancy of space at the Company’s Irvine office. These amounts are expected to be received during the first and second quarters of 2008.

g. Property & Equipment

Property and equipment are recorded at cost.  Depreciation is recorded using the straight line method over the estimated useful lives of between 3 and 7 years.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of property and equipment are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in the results of operations.  Depreciation expense for the period ended December 31, 2007 and December 31, 2006 was $ 3,624 and $ 3,016 respectively.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment consist of the following:

	December 31, 2007	December 31, 2006

Furniture and Equipment	$22,937	$22,410
Less Accumulated Depreciation	(7,027)	(3,403)
Total Property & Equipment	$15,910	$19,007

The Company accounts for its long-lived assets in accordance with SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value.

h. Offering Costs

The Company capitalizes syndication costs, consisting of items incurred for the packaging and promotion of syndicating the Company.  These include printing and preparation costs, legal costs, and tax opinions associated with the marketing of the offering.  These costs will be offset against the offering proceeds upon its completion.

i. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

j.  Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to insure common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company. The Company did not have any outstanding common stock equivalents at December 31, 2007 and December 31, 2006.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share is calculated as follows:

Basic and fully diluted earnings per share:	December 31,2007	December 31,2006
Net loss	(402,509)	(5,979,396)

Weighted average shares	30,112,526	24,962,066

Loss per share	$(0.01)	$(0.24)

k.  Capital Structure and Security Rights

Common stock – The Company is authorized to issue three hundred million (300,000,000) shares of common stock, par value $0.001 per share, of which thirty million, one hundred sixty-seven thousand (30,167,000) shares have been issued. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidation rights.

l. Recently Enacted Accounting Standards

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders.  SFAS 160 is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”).  SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired.  SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  SFAS 141R is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

Note 1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R" ("SFAS 158"). SFAS 158 requires employers that sponsor defined benefit pension and post retirement plans to recognize previously unrecognized actuarial losses and prior service costs in the statement of financial position and to recognize future changes in these amounts in the year in which changes occur through comprehensive income. As a result, the statement of financial position will reflect funded status of those plans as an asset or liability. Additionally, employers are required to measure the funded status of a plan as of the date of their year-end statements of financial position and provide additional disclosures. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006 for companies whose securities are publicly traded. The Company does not expect the adoption of SFAS 158 to have a significant effect on its financial position or results of operation. In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. Where applicable, SFAS 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets -- an Amendment of FASB Statement No. 140 ("SFAS 156")." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

Note 1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

statement further permits, at its initial adoption, a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Financial Accounting Standards Board Statement No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of
SFAS 156 will have no immediate impact on the Company's financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140" ("SFAS 155"), to (a) permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarify which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, (c) establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarify that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amend Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of SFAS 155 is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes SFAS 155 will have no impact on the financial statements of the Company once adopted.

The implementation of the provisions of these pronouncements is not expected to have a significant effect on the Company's consolidated financial statement presentation.

m. Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, receivables, accounts payable and notes payable approximate carrying value based on their effective interest rates compared to current market prices.

NOTE 2 – GOING CONCERN

The accompanying Financial Statements have been prepared assuming that the company will continue as a going concern.  The company has recurring net losses, negative working capital and negative cash flow from operations, and is dependent upon raising capital to continue operations.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 2 – GOING CONCERN (continued)

various financial institutions where possible. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  It is Management’s plan to generate additional working capital from an Initial Public Offering to investors, as more fully discussed in the following paragraphs, and then begin offering a new and better way to accommodate purchases and re-finances of resale timeshares by consumers.

NOTE 3 - INCOME TAXES

The Company has adopted FASB 109 to account for income taxes.  The Company currently has no issues that create timing differences that would mandate deferred tax expense.  Net operating losses would create possible tax assets in future years.  Due to the uncertainty as to the utilization of net operating loss carry forwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.  No provision for income taxes has been recorded due to the net operating loss carry forward that will be offset against further taxable income.  No tax benefit has been reported in the financial statements.

Deferred tax assets and the valuation account as of December 31, 2007 is as follows:

Deferred tax asset:	December 31, 2007	December 31, 2006
Net operating loss carry forward	2,232,050	2,095,197
Valuation allowance	(2,232,050)	(2,095,197)
	0	0

The components of income tax expense are as follows:

	December 31, 2007	December 31, 2006
Current Federal Tax
Current State Tax
Change in NOL Benefit	136,853	2,032,995
Valuation allowance	(136,853)	(2,032,995)
	0	0

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met.  These losses are as follows:

Year/Period of Loss	Amount	Expiration Date
December 31, 2005	$182,947	2025
December 31, 2006	$5,979,396	2026
December 31, 2007	$402,509	2027

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 4 - RELATED PARTY TRANSACTIONS (NOTE PAYABLE RELATED PARTY)

The Company has issued Promissory Notes to corporate officers, directors and investors that are also shareholders of Timeshare Holdings, Inc. The Notes are unsecured, bare interest at rates of 9.5%-12% per annum and are due on demand. Accrued interest as of December 31, 2007 was $ 38,774.

The Company’s President funded the Company with Loans for $7,500 at an interest rate of 12% in 2005, and also funded the Company with loans for $45,190, at an interest rate of 10% and $40,493, at an interest rate of 12% in 2006. In 2007, the President funded Loans in the amount of $30,898 at an interest rate of 12%. The Company has repaid $ 43,193 of those loans in 2007. All notes are due on demand.  The Company’s President indirectly owns 10,311,000 shares, 34.4%, of the total issued and outstanding shares of the Company through a family trust. Accrued interest as of December 31, 2007 was $12,515.

The Company’s Chief Financial Officer funded the Company with Loans of $158,064, at an interest rate of 12% in 2006. In 2007, the Chief Financial Officer, funded the Company with Loans totaling $8,108, at an interest rate of 12%. All notes are due on demand. The Company’s Chief Financial Officer indirectly owns 6,514,000 shares, 21.7%, of the total issued and outstanding shares of the Company through a family trust. Accrued interest as of December 31, 2007 was $ 25,304.

The Company issued Promissory Notes in the amount of $ 30,000 to investors that are also shareholders of Timeshare Holdings, Inc. for loans made to the company made in 2007. The Promissory Notes bare interest at a rate of 9.5% per annum, are unsecured and are due upon demand.  Accrued interest as of December 31, 2007 was $ 955.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is currently not a party to any pending litigation, and is not aware of any threatened litigation that has not been addressed and/or resolved.

Operating Leases

The Company currently leases space for its Irvine, California office, consisting of approximately 4,624 square feet of office space, located at 16842 Von Karman Ave, Bldg. 400, 2nd Floor, Irvine, California.  Monthly lease payments are $8,430 and the lease expires on June 30, 2010.

The Company's administrative staff and headquarters are located in Las Vegas, Nevada.  The office space is located at 2350 S Jones Blvd, Ste. 101, Las Vegas, Nevada, 89146. The monthly lease payment of the location is $650 per month, for approximately 150 square feet. The term of the Office Services Agreement is determined on a month-to-month basis.  The Company anticipates increasing square footage as needed, and rent increasing to $1250 per month in 2008, and $1500 per month by 2009.

The Company follows the guidance in the FASB Technical Bulletin No. 85-3 “Accounting for Operating Leases with Scheduled Rent Increases” and records rent expense using straight-line over the life of each lease.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

Total Lease Commitments	Year	December 31,
	2008	94,474
	2009	94,474
	2010	78,729
	Thereafter	-
	Total	$267,677

Rent Expense for the period ended December 31, 2007 and December 31, 2006 was $97,437 and $ 52,380, respectively.

NOTE 6 – SUBSEQUENT EVENTS

In March of 2008 the Company had effectively registered or “Blue Skied” 10,000,000 shares of its common stock for sale in the state of California through a Private Placement.  The state of California requires investors to meet or exceed “Super Suitability” standards and places additional restrictions on the trading of those shares. The potential net proceeds of this offering will be up to $5,000,000.  As of April 7, 2008 the Company has sold 172,331 shares of common stock to eight investors for $26,000.

NOTE 7 – STOCKHOLDERS’ (DEFICIT)

As a result of the Agreement, dated March 9th 2007, as described above, THoldings issued 29,991,000 shares of common stock to the shareholders of TSL in exchange for the 1,182,700 shares of common stock of TSL, a Development Stage Company, which is reflected in our financial presentation as a forward split. The transaction represented an exchange of 100% of the outstanding and issued common shares of TSL, a Development Stage Company.   The existing Shareholders of TSL, exchanged their shares desiring that the transaction be qualified as a tax free reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1968, as amended.  The Internal Revenue Service, “IRS”, has not ruled on this transaction.

During the first and second quarter of 2007, THoldings issued and sold for cash 76,000 shares of its common stock at a price of $0.10 to qualified investors through a private placement which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

During the first quarter of 2007, the Company issued 152,213 (post merger) shares of common stock for cash at a per share price of $0.79.  Accordingly, common stock and additional paid-in-capital have been charged $152 and $119,848. Also during the first quarter of 2007, the Company issued an aggregate 126,844 (post merger) common shares of the Company for services rendered on behalf of the Company.  The shares were valued at a per share price of $0.71.

During the second quarter of 2007, the Company issued 100,000 shares of common stock for cash at a price of $.50 per share.  Accordingly, common stock and additional paid in capital have been charged $100 and $49,900 respectively.

TIMESHARE HOLDINGS, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 7 – STOCKHOLDERS’ (DEFICIT) (continued)

The Company did not sell nor issue shares for services during the third and fourth quarter of 2007.  The balance of authorized and issued shares of Timeshare Holdings, Inc. common stock as of December 31, 2007 is 30,167,000 shares.

During 2006, the Company issued a total of 7,805,981 (post merger) shares of common stock for services rendered on behalf of the Company.  The shares were valued at $0.71 per share.

During the years ended December 31, 2005 and 2006, the Company issued 253,688 and 88,791 (post merger) shares of common stock for cash.  The shares were issued at a price of $0.79 per share.  Accordingly, common stock and additional paid-in-capital have been charged $254 and $199,746, and $88 and $69,912, respectively.

During the year ended December 31, 2005, the Company issued 21,563,483 (post merger) shares to certain individuals as founder shares.  These shares were valued at $0.01 per share.  Accordingly, common stock has been credited in the amount of $21,564 and additional paid-in-capital has been debited $13,064 to properly reflect the transaction subsequent to the merger and plan of reorganization.

Timeshare Holdings, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

Current Assets	March 31, 2008	December 31, 2007

Cash	$3,928	$2,191
Receivable	13,284	5,323
Prepaid Expense	5,056	5,056
Total Current Assets	22,268	12,570
Fixed Assets
Furniture, Fixture & Equipment (Net)	15,010	15,910
Total Fixed Assets	15,010	15,910
Other Assets
Deposit	9,127	9,127
Total Other Assets	9,127	9,127
TOTAL ASSETS	$46,405	$37,607
LIABILITIES AND STOCKHOLDERS' {DEFICIT)
Current Liabilities
Accounts Payable	$156,890	$136,843
Accrued Interest	46,527	38,774
Accrued Expenses	62,204	51,376
Stock Deposits	7,500
Note Payable- Related Party	297,010	277,060
Total Current Liabilities	570,131	504,053
Total Liabilities	570,131	504,053
Commitments
Stockholders' (Deficit)
Common stock - March 31, 2008: 300,000,000 Shares Authorized at $0.001 Par Value; 30,167,000 Issued and Outstanding;	30,167	30,167
Additional Paid-In-Capital	6,068,239	6,068,239
Deficit accumulated during the Development Stage	(6,622,132)	(6,564,852)
Total Stockholders' (Deficit)	(523,726)	(466,446)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$46,405	$37,607

The accompanying notes are an integral part of these consolidated financial statements.

Timeshare Holdings, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

	Three Months Ended		Accumulated from July 12, 2005
	March 31,		(inception) through Mach 31,
	2008	2007	2008
	(unaudited)

Revenues, Net	$-	$-	$-

Operating Expenses
Salaries	12,994	11,191	197,527
Compensation Cost		90,059	5,632,306
Professional Fees	10,439	35,867	326,981
General & Administrative	38,549	16,980	437,835

Total Operating Expenses	61,982	154,097	6,594,649

Loss From Operations	(61,982)	(154,097)	(6,594,649)

Other Income (Expense)
Other Income	12,724	0	26,575
Interest Expense	(8,022)	(6,599)	(54,058)
Total Other Income (Expense)	4,702	(6,599)	(27,483)

Loss Before Income Taxes	(57,280)	(160,696)	(6,622,132)
Income Tax Expense

Net Loss	$(57,280)	$(160,696)	$(6,622,132)

Basic and fully diluted earnings per share:
Loss per share	$(0.00)	$(0.01)

Weighted average shares outstanding	30,167,000	30,008,303

The accompanying notes are an integral part of these consolidated financial statements.

Timeshare Holdings, Inc.
(A Development Stage Company)
Statements of Stockholders' Deficit

For the Period July 12, 2005 (Inception) to March 31, 2008

	Common Stock		Paid in Capital	Accumulated	Total Stockholders'
	Shares	Amount		Deficit	Equity

Balance, July 12, 2005	-	$-	$-	$-	$-
Shares issued for Founders @ $ 0.01 per share	21,563,483	21,564	(13,064)		8,500
Shares issued for cash @ $ 0.79 per share	253,688	254	199,746		200,000
Loss for the period ended
December 31, 2005				(182,947)	(182,947)
Balance December 31, 2005	21,817,171	21,818	186,682	(182,947)	25,553
Shares Issued for cash $ 0.79 per share	88,791	88	69,912		70,000
Shares issued for services @ $ 0.71 per share	7,805,981	7,806	5,534,441		5,542,247
Loss for the year ended
December 31, 2006				(5,979,396)	(5,979,396)
Balance December 31, 2006	29,711,943	29,712	5,791,035	(6,162,343)	(341,596)
Shares Issued for cash @ $ 0.79 per share	152,213	152	119,848		120,000
Shares Issued for services @ $ 0.71 per share	126,844	127	89,932		90,059
Shares issued pursuant to a Private Placement for cash @ $ 0.10 per share	76,000	76	7,524		7,600
Contributed Capital			10,000		10,000
Shares issued for cash @ $ 0.50 per share	100,000	100	49,900		50,000
Loss for the year ended
December 31, 2007				(402,509)	(402,509)
Balance December 31, 2007	30,167,000	$30,167	$6,068,239	$(6,564,852)	$(466,446)
Loss for Quarter ended
March 31, 2008				(57,280)	(57,280)
Balance March 31, 2008 (unaudited)	30,167,000	$30,167	$6,068,239	$(6,622,132)	$(523,726)

The accompanying notes are an integral part of these consolidated financial statements.

Timeshare Holdings, Inc.
(A Development State Company)
Consolidated Statements of Cash Flows

			Accumulated from July 12, 2005
	3 Months Ended March 31,		(inception) through March 31,
	2008	2007	2008
	(unaudited)
Cash Flows from Operating Activities:
Net (Loss)	$(57,280)	$(160,696)	$(6,622,132)
Common stock issued for services	-	90,059	5,640,806
Depreciation & Amortization	900	908	7,927
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(7,961)	-	(13,284)
(Increase) Decrease in Prepaid Expense	-	(3,000)	(5,056)
Increase (Decrease) in Accounts Payable	20,047	(44,967)	156,890
increase (Decrease) in Accrued Interest	7,753	6,003	46,527
Increase (Decrease) in Accrued Liabilities	10,828	-	62,204

Net Cash (Used) by Operating Activities	(25,713)	(111,693)	(726,118)

Cash Flows from Investing Activities:
Deposits	-	-	(9,127)
Purchase of Property and Equlpment	-	-	(22,937)

Net Cash (Used) by Investing Activities	-	-	(32,064)

Cash Flows from Financing Activities:
Proceeds from Stock Deposits	7,500		7,500
Proceeds from Stock Issuances	-	120,000	447,600
Capital Contributed	-	-	10,000
Proceeds from Notes Payable - Related Party	19,950	3,750	340,203
Repayment of Notes Payable - Related Party		(6,200)	(43,193)

Net Cash Provided by Financing Activities	27,450	117,550	762,110

Increase (Decrease) In Cash	1,737	5,857	3,928

Cash and Cash Equivalents at Begining of Period	2,191	225	-

Cash and Cash Equivalents at End of Period	$3,928	$6,082	$3,928

Cash Paid for:
Intrest	$-	$596	$6,813
Income Taxes	$-	$-	$-

Non cash Financing Activites:
Common Stock Issued for services	$-	$90,059	$5,640,806
Common Stock Issued for Subscriptions Payable	$	$7,000	$7,000

The accompanying notes are an integral part of these consolidated financial statements.

Timeshare Holdings, Inc.
(A Development State Company)
Notes to the Consolidated Financial Statements (unaudited)
March 31, 2008

  NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements presented are those of Timeshare Holdings, Inc., ("THoldings") and its wholly-owned subsidiary, TimeShareLoans.com, Inc., ("TSL"), a development stage company. The consolidated entity presented herewith utilizes the financial history of TSL prior to the merger, more fully described in the following paragraphs. Collectively, they are referred to herein as the "Company".

TSL was incorporated in Nevada on July 12, 2005 with the goal of providing consumer financing for those individuals and entities seeking to acquire, dispose or refinance timeshare intervals or equivalents through a secondary or resale market. Pursuant to Statement of Financial Accounting Standard No.7, "Accounting and Reporting by Development Stage Enterprises", the Company is classified as a development stage company.

On March 9, 2007 TSL and THoldings entered into the Agreement and Plan of Reorganization, ("The Agreement"). In this transaction TSL was merged with THoldings, a shell corporation incorporated in Nevada on January 30, 2007. It is Managements' belief that this transaction is properly reflected as a reverse merger for accounting purposes and the financial statement presentation is a reflection of that belief. TSL continues as the operating entity while THoldings is reflected as the parent company for legal purposes. As a result, we affected a forward stock split of our outstanding shares of common stock on a pro-rata basis which resulted in all 29,991,000 common shares of THoldings being issued to the shareholders of TSL in exchange for all 1,182,700 outstanding common shares of TSL. TSL became a wholly owned subsidiary of THoldings.

At the time of consolidation, no reverse merger adjustment was needed in that there were no shareholders in the parent company at the time of the merger. The financial information from inception includes the financial results of the Company from its inception on July 12, 2005 to March 31, 2008.

The financial information included in this periodic report should be read in conjunction with the consolidated financial statement of the Company for quarterly periods ended March 31, 2007, and the annual period ending December 31, 2007, and related notes thereto included in form SB-2 filed with the United States Securities and Exchange Commission ("SEC") on August 13, 2007, and the SB-2A filed with the SEC on September 28, 2007.

The Company is headquartered in Las Vegas, Nevada and also maintains an office in Irvine, California.

Interim Financial Reporting

The accompanying condensed financial statements of the Company have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly

Timeshare Holdings, Inc.
(A Development State Company)
Notes to the Consolidated Financial Statements (unaudited)
March 31, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the results of operations of the Company for the periods presented. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Forms 10-KSB for the year ended December 31, 2007 and forms SB-2 and SB-2A for the year ended December 31, 2006. The results of operations for the three months ended March 31, 2008, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2008.

Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to insure common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company. The Company did not have any outstanding common stock equivalents at March 31, 2008

	March 31,	March 31
Basic earnings per share:	2008	2007

Net loss	$(57,280)	$(160,696)
Weighted average shares	30,167,000	30,008,303
Loss per share	$(.00)	$(.01)

NOTE 2 – GOING CONCERN

The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern. The Company currently has no revenues, and is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is Management's plan to generate additional working capital from an Initial Public Offering to investors, and then begin offering a new and better way to accommodate purchases and re-finances of resale timeshares by consumers.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company has issued Promissory Notes to corporate officers, directors and investors who are shareholders of the company. The Notes are unsecured, bare interest at rates of 7%-12% per annum and are due on demand. Accrued interest as of March 31, 2008 was $46,527.

The Company's CEO, funded the Company with a Promissory Note for $7,500, at an interest rate of 12% in 2005, and also funded the Company with Promissory Notes for $45,190, at an interest rate of 10% and $40,493, at an interest rate of 12% in 2006. The Company's CEO funded the Company with Promissory Notes totaling $30,898 at an interest rate of 12% in the twelve month period ended December 31, 2007. The Company has repaid a portion of these

Timeshare Holdings, Inc.
(A Development State Company)
Notes to the Consolidated Financial Statements (unaudited)
March 31, 2008

NOTE 3 - RELATED PARTY TRANSACTIONS (continued)

notes in the amount of $43,193 during the twelve month period ended December 31, 2007. All notes are unsecured and due on demand. Accrued interest for the quarter ended March 31, 2008 was $2,239. Total accrued interest through March 31, 2008 was $14,754. The Company's CEO indirectly owns 10,311,000 shares, 34.1% of the total issued and outstanding shares, through a family trust.

The Company's President and Treasurer, funded the Company with a Promissory Note of $7,000, at an interest rate of 10% in 2005, funded the Company with Promissory Notes of $151,064, at an interest rate of 12% in 2006, and also $8,108 at an interest rate of 12% in the twelve month period ended December 31, 2007. All notes are unsecured and due on demand. During the three month period ended March 31, 2008 the President and Treasurer funded the Company with $7,950 at an interest rate of 12%. Accrued interest for the three month period ended March 31, 2008 was $4,738. Total accrued interest through March 31, 2008 was $30,042. The Company's President and Treasurer indirectly owns 6,514,000 shares, 21.5% of the total issued and outstanding shares, through a family trust.

In the period ending December 31, 2007 the company issued Promissory Notes in the amount of $30,000 to investors that are also shareholders of Timeshare Holdings, Inc. These Promissory Notes bear interest at a rate of 9.5% per annum, are unsecured, and are due upon demand. During the three month period ended March 31, 2008 the Company issued Promissory Notes in the amount of $12,000. These Promissory Notes bear interest at rates of 7% and 7.5% rates, are unsecured and due on demand. The accrued interest for the three month period ended March 31, 2008 was $776. Total accrued interest as of March 31, 2008 was $1,731.

The Company used the proceeds of these loans for operating expenses.

NOTE 4 – STOCKHOLDERS' EQUITY

As a result of the Agreement, dated March 9, 2007, THoldings issued 29,991,000 shares of common stock to the shareholders of TSL in exchange for the 1,182,700 shares of common stock of TSL, a Development Stage Company, which is reflected in our financial presentation as a forward split. The transaction represented an exchange of 100% of the outstanding and issued common shares of TSL, a Development Stage Company. The existing Shareholders of TSL exchanged their shares desiring that the transaction be qualified as a tax free reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1968, as amended. The Internal Revenue Service, "IRS", has not ruled on this transaction.

To fund the Company's ongoing need for capital the Company entered into The Agreement and Plan of Reorganization, (The Agreement) dated March 9, 2007 as previously mentioned. As a provision of this agreement the Company agreed to file with the Security and Exchange Commission, (SEC), and use it's best efforts to make effective a registration statement of Form SB-2A to register for resale 10,383,374 shares of common stock of selling shareholders, and an initial Public Offering of 10,000,000 shares of the Company's previously unissued common shares.

The SEC approved the filing in September 2007. As a provision of the approved filing, the 10,000,000 Public Offering shares were priced at $.50 per share as outlined in the Prospectus. Subsequently, the Company's stock began trading as a Bulletin Board stock, trading under the symbol OTC BB:TMSH. The stock has historically traded in the range of $.10 to $.25 per

Timeshare Holdings, Inc.
(A Development State Company)
Notes to the Consolidated Financial Statements (unaudited)
March 31, 2008

NOTE 4 – STOCKHOLDERS' EQUITY (continued)

share. Given the trading range, it has become increasingly difficult for the Company to market and sell its Public Offering of 10,000,000 common shares at the subscription price of $.50 per share; approximately double the level of the market value. Therefore, the Company has chosen to file with the SEC a post-effective amendment lowering the price of its Public Offering shares from $.50 to $.10 per share which the Company believes more accurately reflects the activity of the stock in the public market. The Company has received offers from individual investors to purchase shares at the reduced price per share once the post-effective amendment to its Public Offering has been approved. The Company has accounted for these transactions as Subscriptions Payable. As of March 31, 2008 the Company has booked Stock Deposits of $7,500.

NOTE 5 – SUBSEQUENT EVENT

As of May 18, 2008 the Company has booked as Stock Deposits an additional $23,500.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company has engaged FJC Financial to place credit facilities on behalf of the company. Consultant, FJC Financial, only earns a fee upon completed commitment from a lender. The success fee is 3% plus reimbursement for any out of pocket expenses. The Company paid FJC in advance a $3,000 non-refundable retainer which will be deducted from the earned success fee.

TIMESHARE HOLDINGS, INC.

10,383,374 Shares
Common Stock
$0.001 Par Value
By Selling Shareholders

10,000,000 Shares
Common Stock
$.001 Par Value
By Timeshare Holdings, Inc.

______________

PROSPECTUS
______________

June 20, 2008

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates , other than the filing fees payable to the Securities and Exchange Commission.

Commission Filing Fee	$198.68
Printing Fees and Expenses	500*
Legal Fees and Expenses	62,000*
Accounting Fees and Expenses	32,000*
Blue Sky Fees and Expenses	400*
Trustee’s and Registrar’s Fees	450*
Miscellaneous	340*
TOTAL	$96,000*

* Estimated

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

On March 9, 2007, TimeShareLoans.com and Timeshare Holdings Inc., entered into an agreement and plan of reorganization whereby Timeshare Holdings acquired TimeShareLoans.com in exchange for 29,991,000 restricted common shares of Timeshare Holdings.

From February 10, 2007 to April 2, 2007, we entered into subscription agreements with the following investors for the issuance of common stock in the aggregate amount of $7,600.00.

Last Name	First Name	Subscription Date	Amount in Dollars
Hull	Alan M.	02/10/07	$100
Hull	Diane L.	02/10/07	$100
Brundage	Margaret	02/12/07	$100
Brundage	Richard	02/12/07	$100
Brinegar	Aubrey	02/14/07	$100
Brinegar	Brian	02/14/07	$100
Hull	Ashley	02/14/07	$100
Hull	Bryant	02/14/07	$100
Hull	Jason	02/14/07	$100
Hull	Sarah	02/14/07	$100
Klosterman	Jack	02/15/07	$100
Smith	Brenda	02/15/07	$100
Smith	James	02/15/07	$100
Conti	John & Marcia	02/16/07	$100
Jackson	Richard & Trudy	02/20/07	$100
Hidalgo	David	02/21/07	$100
Hidalgo	Kathy	02/21/07	$100
Munley	Gerald & Barbara	02/24/07	$500
Barton	Patricia	03/01/07	$100
Barton	Sterling	03/01/07	$100
Kessler	Paige	03/03/07	$100
Hidalgo	Trista	03/09/07	$100
Skorka	Mark	03/09/07	$100
Couch	Carol	03/11/07	$100
Denton	Aleatha Lynn	03/11/07	$100
Denton	Autumn	03/11/07	$100
Denton	Natalie	03/11/07	$100
Moseley	Michael	03/11/07	$100
Moseley	Steven	03/11/07	$100
Rens	Douglas	03/11/07	$100
Rens	Jane	03/11/07	$100
Yach	Richard & Teresa	03/20/07	$100
Cook	Darlene	03/21/07	$100
Erickson	Rae	03/21/07	$200
Ewert	Arline	03/21/07	$200
Giorgione	Steven & Nancy	03/21/07	$500
Zuckerman	Janice	03/21/07	$100
Brundage	Daniel K.	03/22/07	$100
Brundage	Diane L.	03/22/07	$100
Brundage	James M.	03/22/07	$100
Brundage	James M. II	03/22/07	$100
Cook	Donald	03/22/07	$100
Guerra	Jan C	03/23/07	$100
Guerra	Michael	3/23/2007	$100
Andrews	Catherine	03/25/07	$200
Andrews	Jerome	03/25/07	$100

Goldstein	Jerome	03/26/07	$100
Bland	Robert & Katherine	03/27/07	$1000
Griffith	Bonnie	03/28/07	$100
Casamento	Laura	3/29/2007	$100
Manhardt	Amy	04/02/07	$100
St. Clair	Cory	04/13/07	$500
		Total	$7,600

On May 18, 2007 The Company entered into a subscription agreement with LEA Management Group, LLC for the issuance of 100,000 shares of common stock, at a price of $.50 per share in the amount of $50,000.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Timeshare or executive officers of Timeshare, and transfer was restricted by Timeshare in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

Item 27. EXHIBITS

The following exhibits are included in this registration statement:

SEC Ref. No.	Title of Document
2.1
Agreement and Plan of Reorganization between Timeshare Holdings Inc. and TimeShareLoans.com, dated March 9, 2007 (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)

3.1	Articles of Incorporation (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
3.3	By-laws (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
5.1	Legal Opinion included in Exhibit 23.1
10.1
Service Agreement entered into with LEA Management Group, date December 6, 2006 (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)

10.2
Service Agreement entered into with National Mortgage Lending Inc., dated February 1, 2006 (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)

10.4	Subscription Agreements (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
10.5	Escrow Agreement to be filed by amendment
10.6	Waiver Agreement, dated July 20, 2007 (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
14.1	Code of Ethics (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
21.1	List of Subsidiaries of the Company (Incorporated by reference to Form SB-2 (File No. 333-145409), filed with the Securities and Exchange Commission on August 13, 2007)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (Attached hereto)
23.2	Consent of Chisholm Bierwolf & Nielsen (Attached hereto)

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, Timeshare Holdings, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form S-1, as amended, and authorizes this Post-Effective Registration Statement to be signed on its behalf, in the City of Irvine, State of California, on June 20, 2008

TIMESHARE HOLDINGS, INC.

By:	/s/ Paul Kenneth Thompson
Paul Kenneth Thompson
Chief Executive Officer

By:	/s/ Frederick Henry Conte
Frederick Henry Conte
President and Chief Financial Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Date: June 20, 2008	By:	/s/ Paul Kenneth Thompson
Paul Kenneth Thompson
Director

Date: June 20, 2008	By:	/s/ Frederick Henry Conte
Frederick Henry Conte
Director

Date: June 20, 2008	By:	/s/ Lynn Denton
Lynn Denton
Director